Filed Pursuant to Rule 424(b)(2) Registration No. 333-171806
Pricing Supplement No. W11 (to Prospectus and Prospectus Supplement each dated January 28, 2011)
Royal Bank of Canada $2,895,000
Growth Securities with Capped Upside & Fixed Percentage Buffered Downside Linked to a Global Basket of Exchange Traded Funds, due April 4, 2016
This document is a pricing supplement. This pricing supplement provides specific pricing information in connection with this issuance of securities. The securities are issued by Royal Bank of Canada (Royal Bank of Canada or the Issuer), and are Senior Medium-Term Notes of the Issuer, as described in the prospectus supplement and prospectus each dated January 28, 2011.

Agent:	Wells Fargo Securities, LLC. The agent may make sales through its affiliates or selling agents.
Principal Amount:	Each security will have a principal amount of $1,000. Each security will be offered at an initial public offering price of $1,000. The securities are not principal protected.
Valuation Date:	March 28, 2016, subject to postponement as described below.
Maturity Date:	April 4, 2016, subject to postponement as described below.
Trade Date:	September 29, 2011
Original Issue Date:	October 4, 2011
Interest:	We will not pay you interest during the term of the securities.
Underlying Basket:
The return on the securities is linked to the performance of a basket (the Basket) consisting of the following four exchange traded funds (the basket components) having the weightings noted in parentheses: the SPDR® S&P 500® ETF Trust (45%); the iShares® Russell 2000 Index Fund (20%); the iShares® MSCI EAFE Index Fund (20%); and the iShares® MSCI Emerging Markets Index Fund (15%).

Payment at Maturity:
The amount you receive at maturity, for each security you own, will depend upon the change in the value of the Basket based on the final Basket value relative to the initial Basket value (calculated as described in this pricing supplement).

If the final Basket value is greater than the initial Basket value, the maturity payment amount per security will equal the issue price of $1,000 per security plus an upside payment equal to 1.5 times the percentage increase of the value of the Basket times $1,000. The upside payment will not exceed the amount of $520 per security, which will result in a maximum maturity payment amount per security of $1,520.

If the final Basket value is less than or equal to the initial Basket value but greater than or equal to the buffer level, the maturity payment amount per security will equal the issue price of $1,000.

If the final Basket value is less than the buffer level, the maturity payment amount per security will equal the issue price of $1,000 per security minus an amount equal to the product of (i) $1,000 and (ii) the decline of the Basket value in excess of the buffer level (expressed as a percentage of the initial Basket value), and you will lose up to 85% of your principal.

Initial Basket Value:	1,000
Final Basket Value
The final Basket value will be calculated based on the weighted returns of the basket components and will be equal to the product of (i) 1,000 and (ii) an amount equal to 1 plus the sum of: (A) 45% of the component return of the SPDR® S&P® 500 ETF Trust; (B) 20% of the component return of the iShares® Russell 2000 Index Fund; (C) 20% of the component return of the iShares® MSCI EAFE Index Fund; and (D) 15% of the component return of the iShares® MSCI Emerging Markets Index Fund.

Buffer Level:	850, which is 85% of the initial Basket value.
Component Return:	The component return of each basket component will be equal to:
final component price – initial component price initial component price where,
• the initial component price is the closing price of the basket component on the trade date, and
• the final component price will be the closing price of the basket component on the valuation date.

The initial component prices of the basket components are as follows: the SPDR® S&P 500® ETF Trust ($116.02); the iShares® Russell 2000 Index Fund ($66.33); the iShares® MSCI EAFE Index Fund ($49.46); and the iShares® MSCI Emerging Markets Index Fund ($36.95).

Listing:	The securities will not be listed on any securities exchange.
CUSIP Number:	78008TRX4
The securities will be debt obligations of Royal Bank of Canada. No other company or entity will be responsible for payments under the securities or liable to holders of the securities in the event Royal Bank of Canada defaults under the securities.  The securities will not be issued by or guaranteed by Wells Fargo Securities, LLC or any of its affiliates.  Neither Wells Fargo Securities, LLC nor any of its affiliates will have any liability to purchasers of the securities in the event Royal Bank of Canada defaults on the securities.

The securities will not constitute deposits insured by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation (the “FDIC”) or any other Canadian or U.S. government agency or instrumentality.

For a detailed description of the terms of the securities, see “Summary Information” beginning on page PS-2 and “Specific Terms of the Securities” beginning on page PS-17. Defined terms used in this cover page are defined in “Specific Terms of the Securities”.

Investing in the securities involves risks. See “Risk Factors” beginning on page PS-11.
	Per Security	Total
Public Offering Price	$1,000.00	$2,895,000.00
Underwriting Discount and Commission (1)	$ 25.00	$ 72,375.00
Proceeds to Royal Bank of Canada	$ 975.00	$2,822,625.00
(1) In addition to the underwriting discount and commissions, the public offering price specified above includes structuring and development costs received by Wells Fargo Securities, LLC. The underwriting discount and commissions and the structuring and development costs total $43.61 per $1,000 principal amount of the securities. See “Use of Proceeds and Hedging” and “Supplemental Plan of Distribution” in this pricing supplement for further information regarding how we may hedge our obligations under the securities.

Capitalized terms used in this pricing supplement without definition have the meanings given to them in the accompanying prospectus supplement and prospectus.
None of the Securities and Exchange Commission (SEC), any state securities commission or any other regulatory body has approved or disapproved of the securities or passed upon the adequacy or accuracy of this pricing supplement.  Any representation to the contrary is a criminal offense.

Wells Fargo Securities
The date of this pricing supplement is September 29, 2011

SUMMARY INFORMATION

This summary includes questions and answers that highlight selected information from this pricing supplement and the accompanying prospectus supplement and prospectus to help you understand the Growth Securities with Capped Upside & Fixed Percentage Buffered Downside Linked to a Global Basket of Exchange Traded Funds, due April 4, 2016 (the securities). You should carefully read this pricing supplement and the accompanying prospectus supplement and prospectus to fully understand the terms of the securities and the tax and other considerations relating to the securities. You should carefully review the section “Risk Factors” in this pricing supplement and the accompanying prospectus supplement and prospectus, which highlight certain risks associated with an investment in the securities, to determine whether an investment in the securities is appropriate for you.

Unless otherwise mentioned or unless the context requires otherwise, all references in this pricing supplement to “Royal Bank of Canada”, “we”, “us” and “our” or similar references mean Royal Bank of Canada.

What are the securities?

The securities offered by this pricing supplement will be issued by Royal Bank of Canada and will mature on April 4, 2016. The return on the securities will be linked to the performance of a basket (the Basket) of four exchange traded funds (the basket components), which will be weighted as described below. The securities will not bear interest and no other payments will be made until maturity.

As discussed in the accompanying prospectus supplement, the securities are debt securities and are part of a series of debt securities entitled “Senior Global Medium-Term Notes, Series E” that Royal Bank of Canada may issue from time to time. The securities will rank equally with all other unsecured and unsubordinated debt of Royal Bank of Canada. For more details, see “Specific Terms of the Securities” beginning on page PS-17.

Each security will have a principal amount of $1,000. Each security will be offered at an initial public offering price of $1,000. You may transfer only whole securities. Royal Bank of Canada will issue the securities in the form of a master global certificate, which is held by The Depository Trust Company, also known as DTC, or its nominee. Direct and indirect participants in DTC will record your ownership of the securities.

What is the Basket?

The Basket is comprised of the following four basket components, with each basket component having the weighting noted in parentheses:

•
the SPDR® S&P 500® ETF Trust (45%), an exchange traded fund that seeks to track the S&P 500® Index (an equity index that is intended to provide an indication of the pattern of common stock price movement in the large capitalization segment of the U.S. equity market);

•
the iShares® Russell 2000 Index Fund (20%), an exchange traded fund that seeks to track the Russell 2000® Index (an equity index that is designed to reflect the performance of the small capitalization segment of the U.S. equity market);

•
the iShares® MSCI EAFE Index Fund (20%), an exchange traded fund that seeks to track the MSCI EAFE Index (an equity index that is designed to measure equity performance in developed markets, excluding the United States and Canada); and

•
the iShares® MSCI Emerging Markets Index Fund (15%), an exchange traded fund that seeks to track the MSCI Emerging Markets Index (an equity index that is designed to measure equity performance in global emerging markets).

You should be aware that an investment in the securities does not entitle you to any ownership interest in any basket component or in the common stocks of the companies held by any basket component or included in any Underlying Index (as defined under “The Basket Components” on page PS-25). For a discussion of the basket components, see “The Basket Components” beginning on page PS-25.

Are the securities principal protected?

No, the securities do not guarantee any return of principal at maturity.  If the final Basket value is less than the buffer level, the amount you will receive at maturity will be less than the principal amount of the securities. Accordingly, if the value of the Basket declines below the buffer level, you will lose up to 85% of your principal.

What will I receive upon maturity of the securities?

At maturity, for each security you own, you will receive a cash payment equal to the maturity payment amount. The maturity payment amount to which you will be entitled depends on the percentage change in the value of the Basket calculated based on the final Basket value (as defined below) relative to the initial Basket value (as defined below).

The maturity payment amount for each security will be determined by the calculation agent as described below:

•
If the final Basket value is greater than the initial Basket value, the maturity payment amount per security will equal the issue price of $1,000 per security plus the Upside Payment.

The Upside Payment is equal to 1.5 times the Basket percentage increase times $1,000. However, in no event may the Upside Payment exceed the amount of $520 per security, which will result in a maximum maturity payment amount per security of $1,520 (the maximum maturity payment amount). The Basket percentage increase is equal to the percentage increase in the value of the Basket from the initial Basket value to the final Basket value, and can be expressed by the following formula:

(final Basket value – initial Basket value)
initial Basket value

•
If the final Basket value is equal to or less than the initial Basket value but greater than or equal to the buffer level, the maturity payment amount per security will equal the issue price of $1,000.

•	If the final Basket value is less than the buffer level, the maturity payment amount per security will equal:

$1,000 -	($1,000 Í	buffer level – final Basket value initial Basket value	)

If the final Basket value is less than the buffer level, the amount you will receive at maturity will be less than the principal amount of the securities and you will lose up to 85% of your principal. If the final Basket value is zero, the maturity payment amount will be $150.00 per security.

The initial Basket value is 1,000.

The final Basket value will be calculated based on the weighted returns of the basket components and will be equal to the product of (i) 1,000 and (ii) an amount equal to 1 plus the sum of: (A) 45% of the component return of the SPDR® S&P® 500 ETF Trust; (B)  20% of the component return of the iShares® Russell 2000 Index Fund; (C) 20% of the component return of the iShares® MSCI EAFE Index Fund; and (D) 15% of the component return of the iShares® MSCI Emerging Markets Index Fund.

The component return of each basket component will be equal to:

final component price – initial component price
initial component price
where,

The initial component price of each basket component is equal to its closing price on the trade date and is as follows: the SPDR® S&P 500® ETF Trust ($116.02); the iShares® Russell 2000 Index Fund ($66.33); the iShares® MSCI EAFE Index Fund ($49.46); and the iShares® MSCI Emerging Markets Index Fund ($36.95).

The final component price of each basket component will be determined by the calculation agent and will be the closing price of the basket component on the valuation date.

The buffer level is 850, which is 85% of the initial Basket value.

The valuation date is March 28, 2016. However, if that day occurs on a day that is not a trading day (as defined on page PS-21) for a basket component or on a day on which the calculation agent has determined that a market disruption event (as defined under “Specific Terms of the Securities—Market Disruption Event” below) has occurred or is continuing with respect to a basket component, then the valuation date for the affected basket component will be postponed until the next succeeding trading day on which the calculation agent determines that a market disruption event does not occur or is not continuing for the affected basket component; provided that in no event will the valuation date be postponed by more than five trading days. Notwithstanding such a postponement of the valuation date for a particular basket component, the originally scheduled valuation date will remain the valuation date for any basket component not affected by a non-trading day or a market disruption event.  If the valuation date for any basket component is postponed, then the maturity date of the securities will be postponed by an equal number of business days. The maturity date will be a business day.  In the event the maturity date would otherwise be a date that is not a business day, the maturity date will be postponed to the next succeeding date that is a business day and no interest shall accrue or be payable as a result of the postponement.

The closing price of a basket component on any trading day will equal the closing price of the basket component or its successor fund (as defined under “Specific Terms of the Securities — Discontinuation of a Basket Component; Adjustments to a Basket Component” below) at the regular weekday close of trading on that trading day, as described in greater detail below under “Specific Terms of the Securities — Closing Price.” In certain circumstances, the closing price will be based on the alternate calculation of a basket component described under “Specific Terms of the Securities — Discontinuation of a Basket Component; Adjustments to a Basket Component” below.

You should understand that the opportunity to benefit from the possible increase in the value of the Basket through an investment in the securities is limited because the amount that you receive at maturity will never exceed the maximum maturity payment amount. The maximum maturity payment amount represents a maximum appreciation on the securities of 52% over the principal amount of the securities. If the final Basket value is equal to or less than the initial Basket value but greater than the buffer level, you will receive your principal amount of $1,000 per security.  However, if the final Basket value is less than the buffer level, the amount you will receive at maturity will be less than the principal amount of the securities. Accordingly, if the value of the Basket decreases below the buffer level, you will lose up to 85% of your principal.

Hypothetical Examples

Set forth below are four hypothetical examples of the calculation of the maturity payment amount based on the following values:

Initial Basket value: 1,000

Buffer level: 850

Maximum maturity payment amount: $1,520

Example 1—The hypothetical final Basket value is 70% of the initial Basket value:

Hypothetical final Basket value: 700

Maturity payment amount =	$1,000 - $1,000 Í	(	buffer level – final Basket value	)
(per security)			initial Basket value

=	$1,000 - $1,000 Í	(850 – 700)	= $850
1,000

Since the hypothetical final Basket value is less than the buffer level, the amount you will receive at maturity will be equal to the issue price of $1,000 per security minus $1,000 times the difference between the buffer level and the final Basket value, divided by the initial Basket value, and you would lose some of your principal. Although the Basket value declined by 30% from the initial Basket value to the hypothetical final Basket value, your total cash payment at maturity would be $850 per security, representing a 15% loss of the principal amount of your securities.

Example 2—The hypothetical final Basket value is 95% of the initial Basket value:

Hypothetical final Basket value: 950

Since the hypothetical final Basket value is less than the initial Basket value but greater than the buffer level, the maturity payment amount per security will equal the principal amount of $1,000.

Example 3—The hypothetical final Basket value is 110% of the initial Basket value:

Hypothetical final Basket value: 1,100

Upside Payment = 1.50 × Basket percentage increase × $1,000

= 1.50 Í	(1,100 – 1,000)	Í $1,000	= $150
1,000

Maturity payment amount (per security) = $1,000 + Upside Payment

=	$1,000 +	$150	= 1,150.00;

Since the hypothetical final Basket value is greater than the initial Basket value, you would receive the principal amount of $1,000 plus 1.5 times the amount of the percentage change in the value of the Basket times $1,000, subject to the maximum maturity payment amount of $1,520. As the calculation of the maturity payment amount would generate a result of $1,150 per security, your maturity payment amount would not be subject to the maximum maturity payment amount of $1,520 per security. Your total cash payment at maturity would be $1,150 per security, representing a 15% total return.

Example 4—The hypothetical final Basket value is 140% of the initial Basket value: Hypothetical final Basket value: 1,400 Upside Payment = 1.50 × Basket percentage increase × $1,000

= 1.50Í	(1,400– 1,000)	Í $1,000	= $600
1,000

Maturity payment amount (per security) = $1,000 + Upside Payment

=	$1,000 +	$600	= $1,600	> $1,520

Since the hypothetical final Basket value is greater than the initial Basket value, you would receive the principal amount of $1,000 plus 1.5 times the amount of the percentage change in the value of the Basket times $1,000, subject to the maximum maturity payment amount of $1,520. Although the calculation of the maturity payment amount without taking into account the maximum maturity payment amount would generate a result of $1,600 per security, your maturity payment amount would be limited to $1,520 per security, representing a 52% total return, because the payment on the securities at maturity may not exceed the maximum maturity payment amount.

Hypothetical Returns

The following table is based on the maximum maturity payment amount of $1,520, and a range of hypothetical final Basket values and illustrates:

•	the hypothetical percentage change from the initial Basket value to the hypothetical final Basket value;
•	the hypothetical maturity payment amount per security; and
•	the hypothetical total rate of return to beneficial owners of the securities.

The figures below are for purposes of illustration only. The actual maturity payment amount will depend on the actual final Basket value as determined by the calculation agent as described in this pricing supplement.

Hypothetical Final Basket Value		Percentage Change from the Initial Basket Value to the Hypothetical Final Basket Value	Hypothetical Maturity Payment Amount per Security(1)	Hypothetical Total Rate of Return on the Securities
500		-50.00%	$650.00	-35.00%
550		-45.00%	$700.00	-30.00%
600		-40.00%	$750.00	-25.00%
650		-35.00%	$800.00	-20.00%
700		-30.00%	$850.00	-15.00%
750		-25.00%	$900.00	-10.00%
800		-20.00%	$950.00	-5.00%
850	(2)	-15.00%	$1,000.00	0.00%
900		-10.00%	$1,000.00	0.00%
925		-7.50%	$1,000.00	0.00%
950		-5.00%	$1,000.00	0.00%
975		-2.50%	$1,000.00	0.00%
1,000	(3)	0.00%	$1,000.00	0.00%
1,050		5.00%	$1,075.00	7.50%
1,075		7.50%	$1,112.50	11.25%
1,100		10.00%	$1,150.00	15.00%
1,125		12.50%	$1,187.50	18.75%
1,150		15.00%	$1,225.00	22.50%
1,200		20.00%	$1,300.00	30.00%
1,250		25.00%	$1,375.00	37.50%
1,300		30.00%	$1,450.00	45.00%
1,350		35.00%	$1,520.00	52.00%
1,400		40.00%	$1,520.00	52.00%
1,450		45.00%	$1,520.00	52.00%
1,500		50.00%	$1,520.00	52.00%

(1)	Based on the maximum maturity payment amount of $1,520.00.

(2)	This is the buffer level.

(3)	This is the initial Basket value.

The following graph sets forth the return at maturity for a range of hypothetical final Basket values, based on the maximum maturity payment amount of $1,520 per $1,000 security (52% over the principal amount) and the initial Basket value of 1,000.

Return Profile of Growth Securities with Capped Upside & Fixed Percentage Buffered Downside vs. the Basket

Who should or should not consider an investment in the securities?

We have designed the securities for investors who seek exposure to the Basket, who believe that the Basket value will increase over the term of the securities, and who want to participate in 1.5 times the possible appreciation of the Basket (measured by the percentage change in the value of the Basket based on the final Basket value relative to the initial Basket value), subject to the maximum maturity payment amount of 52% over the principal amount of the securities; who understand that, if the final Basket value is less than the buffer level, they will lose money on their investment; and who are willing to hold their securities until maturity. Investors in the securities should be willing to risk up to 85% of their investment.

The securities are not designed for, and may not be a suitable investment for, investors who are unable or unwilling to hold the securities to maturity, who seek principal protection for their investment and who are unwilling to make an investment exposed to downside performance risk of the Basket. The securities may not be a suitable investment for investors who prefer the lower risk of fixed income investments with comparable maturities issued by companies with comparable credit ratings.

What will I receive if I sell the securities prior to maturity?

The market value of the securities may fluctuate during the term of the securities. Several factors and their interrelationship will influence the market value of the securities, including the price of each basket component, dividend yields of the component common stocks held by each basket component, the time remaining to maturity of the securities, interest rates, applicable currency exchange rates and the volatility of each basket component. Depending on the impact of these factors, you may receive less than $1,000 per security from any sale of your securities before the maturity date of the securities and less than what you would have received had you held the securities until maturity. For more details, see “Risk Factors —Many factors affect the market value of the securities” on page PS-12.

How have the Basket and the basket components performed historically?

You can find a table with the high, low and period-end closing prices of each basket component during each calendar quarter from calendar year 2001 or the time when the applicable basket component was created to the present, in the section entitled “The Basket Components” in this pricing supplement. We obtained the historical information from Bloomberg Financial Markets (Bloomberg) without independent verification. You should not take the past performance of any basket component as an indication of how the basket components will perform in the future.

In addition, you can find a graph setting forth the hypothetical daily values of the Basket for the period from April 11, 2003 to September 29, 2011 in the section entitled “The Basket” in this pricing supplement. We have provided this hypothetical historical information to help you evaluate how the Basket would have performed in the recent past, however the hypothetical past performance of the Basket is not indicative of how the Basket will perform in the future.

What are the United States federal income tax consequences of investing in the securities?

The terms of the securities require a holder and us (in the absence of a change in law or an administrative or judicial ruling to the contrary) to treat the securities for all  tax purposes as pre-paid cash-settled derivative contracts in respect of the Basket. If the securities are so treated, subject to the potential application of the “constructive ownership” rules under Section 1260 of the Internal Revenue Code of 1986, as amended (the Code), a U.S. holder should generally recognize capital gain or loss upon the sale, exchange or maturity of the securities in an amount equal to the difference between the amount a holder receives at such time and the holder’s tax basis in the securities.

Please read carefully the sections entitled “Supplemental Discussion of U.S. Federal Income Tax Consequences” in this pricing supplement, the section “Tax Consequences” in the accompanying prospectus and the section entitled “Certain Income Tax Consequences” in the accompanying prospectus supplement.  You should consult your tax advisor about your own tax situation.

What are the Canadian federal income tax consequences of investing in the securities?

For a discussion of the Canadian federal income tax consequences of investing in the securities, please read carefully the section entitled “Certain Canadian Tax Consequences” in this pricing supplement, the section entitled “Tax Consequences” in the accompanying prospectus and the section entitled “Certain Income Tax Consequences” in the accompanying prospectus supplement.  You should consult your tax advisor about your own tax situation.

Will the securities be listed on a stock exchange?

The securities will not be listed on any securities exchange. There can be no assurance that a liquid trading market will develop for the securities. Accordingly, if you sell your securities prior to maturity, you may have to sell them at a substantial loss. You should review the section entitled “Risk Factors — There may not be an active trading market for the securities” in this pricing supplement.

Are there any risks associated with my investment?

Yes, an investment in the securities is subject to significant risks, including the risk of loss of up to 85% of your principal. We urge you to read the detailed explanation of risks in “Risk Factors” beginning on page PS-11.

ADDITIONAL INFORMATION

You should read this pricing supplement together with the prospectus dated January 28, 2011, as supplemented by the prospectus supplement dated January 28, 2011, relating to our Senior Global Medium-Term Notes, Series E, of which these securities are a part. This pricing supplement, together with these documents, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours.

You should rely only on the information provided or incorporated by reference in this pricing supplement, the prospectus and the prospectus supplement.  We have not authorized anyone else to provide you with different information, and we take no responsibility for any other information that others may give you.  We and Wells Fargo Securities, LLC are offering to sell the securities and seeking offers to buy the securities only in jurisdictions where it is lawful to do so.  The information contained in this pricing supplement and the accompanying prospectus supplement and prospectus is current only as of their respective dates.

If the information in this pricing supplement differs from the information contained in the prospectus supplement or the prospectus, you should rely on the information in this pricing supplement.

You should carefully consider, among other things, the matters set forth in “Risk Factors” in this pricing supplement and the accompanying prospectus supplement, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the securities.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus dated January 28, 2011:
http://www.sec.gov/Archives/edgar/data/1000275/000121465911000309/f127115424b3.htm

•	Prospectus Supplement dated January 28, 2011:
http://www.sec.gov/Archives/edgar/data/1000275/000121465911000311/m127114424b3.htm

Our Central Index Key, or CIK, on the SEC website is 1000275.

Please see the section “Documents Incorporated by Reference” on page i of the above prospectus for a description of our filings with the SEC that are incorporated by reference therein.

RISK FACTORS

An investment in the securities is subject to the risks described below, as well as the risks described under “Risk Factors” in the accompanying prospectus supplement and prospectus. Your securities are a riskier investment than ordinary debt securities. Also, your securities are not equivalent to investing directly in the basket components or the common stocks held by the basket components. Investors in the securities are also exposed to further risks related to the Issuer of the securities, Royal Bank of Canada, which are described in Royal Bank of Canada’s annual report on Form 40-F for the year ended October 31, 2010, as amended, filed with the SEC and incorporated by reference herein.  See the categories of risks identified and disclosed in the management’s discussion and analysis of financial condition and results of operations included in the annual report on Form 40-F. This section (and the management’s discussion and analysis section of the annual report on Form 40-F) describes the most significant risks relating to the securities. You should carefully consider whether the securities are suited to your particular circumstances.

Your investment may result in a loss of up to 85% of your principal

We will not repay you a fixed amount of principal on the securities at maturity. The payment at maturity on the securities will depend on the percentage change in the value of the Basket based on the final Basket value relative to the initial Basket value. Because the value of the Basket is subject to market fluctuations, the amount of cash you receive at maturity may be more or less than the principal amount of the securities. If the final Basket value is less than the buffer level, the maturity payment amount will be less than the principal amount of each security. Accordingly, if the value of the Basket decreases below the buffer level, you will lose up to 85% of your principal.

You will not receive interest payments on the securities

You will not receive any periodic interest payments on the securities or any interest payment at maturity. Your payment at maturity will depend on the percentage change in the value of the Basket based on the final Basket value relative to the initial Basket value.

Your yield may be lower than the yield on a standard debt security of comparable maturity

The yield that you will receive on your securities, which could be negative, may be less than the return you could earn on other investments. Even if your yield is positive, your yield may be less than the yield you would earn if you bought a standard senior non-callable debt security of Royal Bank of Canada with the same maturity date. Your investment may not reflect the full opportunity cost to you when you take into account factors that affect the time value of money. Unlike conventional senior non-callable debt securities, the securities do not guarantee the return of all of the principal amount at maturity. In addition, no interest will be paid during the term of your securities.

Your return is limited and will not reflect the return of owning the shares of the basket components or the common stocks held by the basket components

You should understand that the opportunity to participate in the possible appreciation in the prices of the basket components through an investment in the securities is limited because the amount that you receive at maturity will never exceed the maximum maturity payment amount. The maximum maturity payment amount represents a maximum appreciation on the securities of 52% over the principal amount of the securities. Although any positive return on the securities is based on 1.5 times the Basket percentage increase times $1,000, in no event will the amount you receive at maturity be greater than the maximum maturity payment amount of $1,520 per security.

Owning the securities is not the same as owning the shares of the basket components or the common stocks held by the basket components

The return on your securities will not reflect the return you would realize if you actually owned and held the shares of the basket components or the common stocks held by the basket components for a similar period. First, because the maturity payment amount will be determined based on the prices of the basket components, the return on the securities will not take into account the value of any dividends that may be paid on the basket components or the common stocks held by the basket components. Second, as a holder of the securities, you will not be entitled to receive any such dividends, nor will you have voting rights or any other rights that holders of the shares of the basket components or the common stocks held by the basket components may have. Even if the value of the Basket increases above the initial Basket value during the term of the securities, the market value of the securities may not increase by the same amount. It is also possible for the value of the Basket to increase while the market value of the securities declines.

There may not be an active trading market for the securities

The securities will not be listed on any securities exchange. There can be no assurance that a liquid trading market will develop for the securities. The development of a trading market for the securities will depend on our financial performance and other factors such as the increase, if any, in the value of the Basket. Even if a secondary market for the securities develops, it may not provide significant liquidity and transaction costs in any secondary market could be high. As a result, the difference between bid and asked prices for the securities in any secondary market could be substantial. If you sell your securities before maturity, you may have to do so at a discount from the initial public offering price, and, as a result, you may suffer substantial losses.

Wells Fargo Securities, LLC and its broker-dealer affiliates currently intend to make a market for the securities, although they are not required to do so and may stop any such market-making activities at any time. As market makers, trading of the securities may cause Wells Fargo Securities, LLC or its broker-dealer affiliates to have long or short positions in the securities. The supply and demand for the securities, including inventory positions of market makers, may affect the secondary market for the securities.

Changes in the prices of the basket components may offset each other

Movements in the prices of the basket components may not correlate with each other. At a time when the price of one or more of the basket components increases, the prices of other basket components may not increase as much or may even decline. Therefore, in calculating the value of the Basket, increases in the prices of one or more of the basket components may be moderated, or be more than offset, by lesser increases or decreases in the prices of the other basket components. Because the SPDR® S&P 500® ETF Trust will have an initial weighting of 45%, any decrease in its value will have a more significant adverse effect on the value of the Basket than comparable decreases in the prices of the other basket components.

The amount to be paid at maturity is not linked to the prices of the basket components at any time other than the valuation date

The payment at maturity will be based on the prices of the basket components only on the valuation date.  Therefore, for example, if the closing prices of the basket components decreased precipitously on the valuation date, the payment on the securities may be significantly less than it would otherwise have been had the payment been linked to the closing prices of the basket components prior to such decrease.  Although the actual value of the Basket on the maturity date or at other times during the term of the securities may be higher than the final Basket value on the valuation date, you will not benefit from the closing prices of the basket components at any time other than the valuation date.

Many factors affect the market value of the securities

The market value of the securities will be affected by factors that interrelate in complex ways. It is important for you to understand that the effect of one factor may offset the increase in the market value of the securities caused by another factor and that the effect of one factor may compound the decrease in the market value of the securities caused by another factor. For example, a change in the volatility of one or more of the basket components may offset some or all of any increase in the market value of the securities attributable to another factor, such as an increase in the price of one or more basket components. In addition, a change in interest rates may offset other factors that would otherwise change the value of the Basket, and therefore, may change the market value of the securities. We expect that the market value of the securities will depend to a significant extent on the amount, if any, by which the Basket value during the term of the securities exceeds or does not exceed the initial Basket value. If you choose to sell your securities when the value of the Basket exceeds the initial Basket value, you may receive substantially less than the amount that would be payable at maturity based on this price because of the expectation that the Basket value will continue to fluctuate until the final Basket value is determined. We believe that other factors that may also influence the value of the securities include:

•	the volatility (frequency and magnitude of changes in the price) of each basket component and, in particular, market expectations regarding the volatility of the basket components;

•	interest rates in the U.S. market;

•	the dividend yields of the common stocks held by the basket components;

•	our creditworthiness, as represented by our credit ratings or as otherwise perceived in the market;

•	changes that affect the basket components, such as additions, deletions or substitutions;

•	the time remaining to maturity; and

•	geopolitical, economic, financial, political, regulatory or judicial events as well as other conditions may affect the common stocks held by the basket components.

The securities will be debt obligations of Royal Bank of Canada.  No other company or entity will be responsible for payments under the securities

The securities will be issued by Royal Bank of Canada.  The securities will not be guaranteed by any other company or entity.  No other entity or company will be responsible for payments under the securities or liable to holders of the securities in the event Royal Bank of Canada defaults under the securities.  Royal Bank of Canada’s credit ratings are an assessment of our ability to pay our obligations, including those on the securities. Consequently, actual or anticipated declines in our credit ratings may affect the value of the securities.  The securities will not be issued by or guaranteed by Wells Fargo Securities, LLC or any of its affiliates.  None of Wells Fargo Securities, LLC or any of its affiliates will have any liability to make payments on the securities in the event Royal Bank of Canada defaults on the securities.

The correlation between the performance of a basket component and the performance of its Underlying Index may be imperfect

Each basket component uses a representative sampling strategy or an indexing strategy to track the performance of its Underlying Index. This may give rise to tracking error, i.e., the discrepancy between the performance of the basket component and the performance of its Underlying Index. In addition, because the shares of the basket components are traded on the NYSE Arca and are subject to market supply and investor demand, the market price of one share of a basket component may differ from its net asset value per share. Because of the potential discrepancies identified above, the returns on a basket component may not correlate perfectly with the returns on its Underlying Index over the same period. For more information, see “The Basket Components” beginning on page PS-25.

An investment in the securities is subject to risks associated with foreign securities markets

The iShares® MSCI EAFE Index Fund and the iShares® MSCI Emerging Markets Index Fund hold equity securities traded in non-U.S. securities markets. Investments in securities linked to the value of foreign equity securities involve particular risks. The foreign securities markets may have less liquidity and may be more volatile than U.S. or other securities markets and market developments may affect foreign markets differently from U.S. or other securities markets. Direct or indirect government intervention to stabilize these foreign securities markets, as well as cross-shareholdings in foreign companies, may affect trading prices and volumes in these markets. Also, there is generally less publicly available information about foreign companies than about those U.S. companies that are subject to the reporting requirements of the U.S. Securities and Exchange Commission, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies.

Prices of securities in foreign countries are subject to political, economic, financial and social factors that apply in those geographical regions. These factors, which could negatively affect those securities markets, include the possibility of recent or future changes in a foreign government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to foreign companies or investments in foreign equity securities and the possibility of fluctuations in the rate of exchange between currencies, the possibility of outbreaks of hostility and political instability and the possibility of natural disaster or adverse public health developments in the region. Moreover, foreign economies may differ favorably or unfavorably from the U.S. economy in important respects such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

Countries with emerging markets may have relatively unstable governments, may present the risks of nationalization of businesses, restrictions on foreign ownership and prohibitions on the repatriation of assets, and may have less protection of property rights than more developed countries. The economies of countries with emerging markets may be based on only a few industries, may be highly vulnerable to changes in local or global trade conditions (due to economic dependence upon commodity prices and international trade), and may suffer from extreme and volatile debt burdens, currency devaluations or inflation rates. Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times.

A foreign stock exchange may impose trading limitations intended to prevent extreme fluctuations in individual security prices and may suspend trading in certain circumstances. These actions could limit variations in the closing price of the securities held by the iShares® MSCI EAFE Index Fund or the iShares® MSCI Emerging Markets Index Fund, which could, in turn, adversely affect the value of the securities.

An investment in the securities is subject to foreign currency exchange rate risk

The share price of each of the iShares® MSCI EAFE Index Fund and the iShares® MSCI Emerging Markets Index Fund will fluctuate based in large part upon its net asset value, which will in turn depend in part upon changes in the value of the currencies in which the stocks held by those basket components are traded. Accordingly, investors in the securities will be exposed to currency exchange rate risk with respect to each of the currencies in which the stocks held by those basket components are traded. An investor’s net exposure will depend on the extent to which these currencies strengthen or weaken against the U.S. dollar. If the dollar strengthens against these currencies, the net asset value of the applicable basket component will be adversely affected and the price of the applicable basket component, and consequently, the market value of the securities may decrease.

Time zone differences between the cities where the securities comprising each Underlying Index and the applicable basket component trade may create discrepancies in trading levels

As a result of the time zone difference between the cities where the securities comprising the Underlying Index for each of the iShares® MSCI EAFE Index Fund and the iShares® MSCI Emerging Markets Index Fund trade and where the shares of those basket components trade, there may be discrepancies between the values of each such Underlying Index and the applicable basket component.  In addition, there may be periods when the foreign securities markets are closed for trading (for example, during holidays in a country other than the United States) that may result in the levels of the applicable Underlying Index remaining unchanged for multiple trading days in the city where the shares of the applicable basket component trade.  Conversely, there may be periods in which the applicable foreign securities markets are open, but the securities market on which the applicable basket component trades is closed.

The policies of the investment advisers of the basket components and changes that affect the Underlying Indices could affect the amount payable on the securities and their market value

The policies of each basket component’s investment adviser concerning the management of the basket component, additions, deletions or substitutions of the securities held by the basket component, and the manner in which changes affecting the applicable Underlying Index are reflected in the basket component could affect the market price of shares of the basket component and, therefore, the amount payable on the securities on the maturity date and the market value of the securities before that date.  The amount payable on the securities and their market value could also be affected if any basket component’s investment adviser changes these policies, for example, by changing the manner in which it manages the basket component, or if the investment adviser discontinues or suspends maintenance of the basket component, in which case it may become difficult to determine the market value of the securities.

We have no affiliation with the Index Sponsors and will not be responsible for any actions taken by the Index Sponsors

We have no affiliation with Standard & Poor’s (S&P), Russell Investments (Russell), or MSCI Inc. (MSCI, each, an Index Sponsor, collectively, the Index Sponsors). The Index Sponsors will not be involved in the offering of the securities.  Consequently, we have no control of the actions of any Index Sponsor, including any actions of the type that would affect the composition of any Underlying Index, and therefore, the price of the applicable basket component.  The Index Sponsors have no obligation of any sort with respect to the securities.  Thus, the Index Sponsors have no obligation to take your interests into consideration for any reason, including in taking any actions that might affect the value of the securities.

Historical prices of the basket components should not be taken as an indication of their future prices during the term of the securities

The trading prices of the common stocks held by a basket component will determine the price of that basket component at any given time. As a result, it is impossible to predict whether the price of any basket component will rise or fall. Trading prices of the common stocks held by the basket components will be influenced by complex and interrelated political, economic, financial and other factors that can affect the issuers of those stocks held by the basket components.

Hedging transactions may affect the return on the securities

As described below under “Use of Proceeds and Hedging” on page PS-45, we through one or more hedging counterparties have hedged our obligations under the securities by purchasing shares of the basket components, common stocks held by the basket components, futures or options on the basket components or common stocks held by the basket components, or exchange-traded funds or other derivative instruments with returns linked or related to changes in the trading prices of common stocks held by the basket components or the prices of the basket components, and may adjust these hedges by, among other things, purchasing or selling any of these assets at any time. Although they are not expected to, any of these hedging activities may adversely affect the trading prices of common stocks held by the basket components and/or the prices of the basket components and, therefore, the market value of the securities. It is possible that we or one or more of our hedging counterparties could receive substantial returns from these hedging activities while the market value of the securities declines.

The inclusion of the underwriting discount and commission and the structuring and development costs in the initial public offering price of the securities and certain hedging costs are likely to adversely affect the price at which you can sell your securities

Assuming no change in market conditions or any other relevant factors, the price, if any, at which Wells Fargo Securities, LLC is willing to purchase the securities in secondary market transactions will likely be lower than the initial public offering price. The initial public offering price includes, and secondary market prices are likely to exclude, the underwriting discount and commission paid in connection with the initial distribution and the structuring and development costs. In addition, any such price is also likely to reflect dealer discounts, mark-ups and other transaction costs, such as a discount to account for costs associated with establishing or unwinding any related hedge transaction. We expect such costs will include the projected profit that our hedge counterparty expects to realize in consideration for assuming the risks inherent in hedging our obligations under the securities. In addition, any such prices may differ from values determined by pricing models used by Wells Fargo Securities, LLC, as a result of dealer discounts, mark-ups or other transactions.

Potential conflicts of interest could arise

We, Wells Fargo Securities, LLC and our respective affiliates may engage in trading activities related to the basket components or the stocks held by the basket components that are not for the account of holders of the securities or on their behalf. These trading activities may present a conflict between the holders’ interest in the securities and the interests we, Wells Fargo Securities, LLC and our respective affiliates will have in the proprietary accounts, in facilitating transactions, including options and other derivatives transactions, for our customers and in accounts under our management. These trading activities could be adverse to the interests of the holders of the securities.

We, Wells Fargo Securities, LLC and our respective affiliates may presently or from time to time engage in business with one or more of the issuers of the common stocks held by the basket components. This business may include extending loans to, or making equity investments in, such companies or providing advisory services to such companies, including merger and acquisition advisory services. In the course of business, we, Wells Fargo Securities, LLC and our respective affiliates may acquire non-public information relating to these companies and, in addition, one or more of our affiliates or the affiliates of the agent may publish research reports about these companies. Neither we nor the agent make any representation to any purchasers of the securities regarding any matters whatsoever relating to the issuers of the common stocks held by the basket components. Any prospective purchaser of the securities should undertake an independent investigation of these companies as in its judgment is appropriate to make an informed decision regarding an investment in the securities.  The offering of the securities does not reflect any investment or sell recommendations by us, Wells Fargo Securities, LLC or our respective affiliates as to any basket component or the common stocks that the basket component holds.

The calculation agent may postpone the valuation date and, therefore, determination of the final Basket value and the maturity date if a market disruption event occurs on the valuation date

The valuation date with respect to a basket component and, therefore, determination of the final Basket value may be postponed if the calculation agent determines that a market disruption event has occurred or is continuing on the valuation date with respect to that basket component. If a postponement occurs, the calculation agent will use the closing price of the affected basket component on the next succeeding trading day on which no market disruption event occurs or is continuing as the final component price. As a result, the maturity date for the securities would be postponed. You will not be entitled to compensation from us or the calculation agent for any loss suffered as a result of the occurrence of a market disruption event, any resulting delay in payment or any change in the price of any basket component after the original valuation date. See “Specific Terms of the Securities — Valuation Date” beginning on page PS-17.

There are potential conflicts of interest between you and the calculation agent

The calculation agent will, among other things, determine the amount of your payment at maturity on the securities.  Our wholly-owned subsidiary, RBC Capital Markets, LLC, will serve as the calculation agent. We may change the calculation agent after the original issue date without notice to you.  The calculation agent will exercise its judgment when performing its functions.  For example, the calculation agent may have to determine whether a market disruption event affects a basket component.  Since this determination by the calculation agent will affect the payment at maturity on the securities, the calculation agent may have a conflict of interest if it needs to make a determination of this kind.

Significant aspects of the tax treatment of the securities are uncertain

The tax treatment of the securities is uncertain.  We do not plan to request a ruling from the Internal Revenue Service or from the Canada Revenue Agency regarding the tax treatment of the securities, and the Internal Revenue Service, the Canada Revenue Agency, or a court may not agree with the tax treatment described in this pricing supplement.

Since each basket component is an exchange traded fund, while the matter is not entirely clear, there exists a substantial risk that an investment in the securities is a “constructive ownership transaction” to which Section 1260 of the Code, applies.  If Section 1260 of the Code applies, all or a portion of any long-term capital gain recognized by a U.S. Holder in respect of the securities could be recharacterized as ordinary income, in which case certain interest charges would apply.  See the section entitled “Supplemental Discussion of U.S. Federal Income Tax Consequences – Supplemental U.S. Tax Considerations – Potential Application of Section 1260 of the Code”.

The Internal Revenue Service has issued a notice indicating that it and the U.S. Treasury Department are actively considering whether, among other issues, a holder should be required to accrue interest over the term of an instrument such as the securities even though that holder will not receive any payments with respect to the securities until maturity or earlier sale or exchange and whether all or part of the gain a holder may recognize upon sale, exchange or maturity of an instrument such as the securities could be treated as ordinary income.  The outcome of this process is uncertain and could apply on a retroactive basis.

Please read carefully the section entitled “Supplemental Discussion of U.S. Federal Income Tax Consequences” in this pricing supplement, the section “Tax Consequences” in the accompanying prospectus and the section entitled “Certain Income Tax Consequences” in the accompanying prospectus supplement.  You should consult your tax advisor about your own tax situation.

For a discussion of the Canadian federal income tax consequences of investing in the securities, please read the section entitled “Certain Canadian Tax Consequences” in this pricing supplement, the section entitled “Tax Consequences” in the accompanying prospectus and the section entitled “Certain Income Tax Consequences” in the accompanying prospectus supplement.  You should consult your tax advisor about your own tax situation.

SPECIFIC TERMS OF THE SECURITIES

The securities are to be issued pursuant to the terms of the Indenture dated as of October 23, 2003, between Royal Bank of Canada and The Bank of New York Mellon (as successor to JPMorgan Chase Bank, N.A.), as Trustee, as supplemented by the First Supplemental Indenture dated as of July 21, 2006, between Royal Bank of Canada and The Bank of New York (as successor to JPMorgan Chase Bank, N.A.), as Trustee and by the Second Supplemental Indenture dated as of February 28, 2007 between Royal Bank of Canada and The Bank of New York Mellon (as successor to JPMorgan Chase Bank, N.A.), as Trustee (the Base Indenture, together with the First Supplemental Indenture and the Second Supplemental Indenture, the “Indenture”).

The information contained in this section and in the prospectus supplement and the prospectus summarizes some of the terms of the securities and the Indenture. This summary does not contain all of the information that may be important to you as a potential investor in the securities. You should read the Indenture before making your investment decision. We have filed copies of the Indenture with the SEC.  Copies are also available for inspection at the offices of the Trustee.

Issuer:	Royal Bank of Canada

Specified Currency:	U.S. dollars

Principal Amount:	$1,000 per security

Aggregate Principal Amount:	$2,895,000

Agent:	Wells Fargo Securities, LLC

The agent may make sales through its affiliates or selling agents.

Agent Acting in the Capacity of:	Principal

Trade Date:	September 29, 2011

Original Issue Date:	October 4, 2011

Maturity Date:
April 4, 2016, subject to postponement as described below. In the event the maturity date would otherwise be a date that is not a business day, the maturity date will be postponed to the next succeeding date that is a business day. No interest shall accrue or be payable as a result of any postponement of the maturity date.

Valuation Date:
March 28, 2016. However, if that day occurs on a day that is not a trading day for a basket component or occurs on a day on which the calculation agent has determined that a market disruption event (as defined under “— Market Disruption Event” below) has occurred or is continuing with respect to a basket component, then the valuation date for the affected basket component will be postponed until the next succeeding trading day on which the calculation agent determines that a market disruption event does not occur or is not continuing for the affected basket component; provided that in no event will the valuation date be postponed by more than five trading days. If the valuation date is postponed by five trading days, and a market disruption event occurs or is continuing for the affected basket component on that fifth trading day, then its final component price will nevertheless be determined as set forth below under “—Closing Price.” Notwithstanding such a postponement of the valuation date for a particular basket component, the originally scheduled valuation date will remain the valuation date for any basket component not affected by a non-trading day or a market disruption event.  If the valuation date for any basket component is postponed, then the maturity date of the securities will be postponed by an equal number of business days.

The Basket:
The return on the securities is linked to the performance of the following four basket components, having the weightings noted in parentheses: the SPDR® S&P 500® ETF Trust (45%); the iShares® Russell 2000 Index Fund (20%); the iShares® MSCI EAFE Index Fund (20%); and the iShares® MSCI Emerging Markets Index Fund (15%).

Payment at Maturity:
At maturity, for each security you own, you will receive a cash payment equal to the maturity payment amount. The maturity payment amount to which you will be entitled depends on the change in the value of the Basket based on the final Basket value relative to the initial Basket value.

The maturity payment amount for each security will be determined by the calculation agent as described below:

•      If the final Basket value is greater than the initial Basket value, the maturity payment amount per security will equal the issue price of $1,000 per security plus the Upside Payment. However, in no event will the Upside Payment exceed the amount of $520 per security, which will result in a maximum maturity payment amount per security of $1,520 per security.

•      If the final Basket value is less than or equal to the initial Basket value but greater than or equal to the buffer level, the maturity payment amount per security will equal the issue price of $1,000.

•      If the final Basket value is less than the buffer level, the maturity payment amount per security will equal the issue price of $1,000 minus an amount equal to the product of (i) $1,000 and (ii) the decline of the Basket in excess of the buffer level (expressed as a percentage of the initial Basket value), and you will lose up to 85% of your principal.

If the final Basket value is less than the buffer level, you will lose up to 85% of your principal. If the final Basket value is zero, the maturity payment amount will be $150.00 per security.

Upside Payment:	1.5 times the Basket percentage increase times $1,000. However, in no event will the Upside Payment exceed the amount of $520 per security.

Basket Percentage Increase:	The percentage increase in the value of the Basket from the initial Basket value to the final Basket value, and can be expressed by the following formula:

final Basket value – initial Basket value
initial Basket value

Initial Basket value:	1,000

Final Basket value:
The final Basket value will be calculated based on the weighted returns of the basket components and will be equal to the product of (i) 1,000 and (ii) an amount equal to 1 plus the sum of: (A) 45% of the component return of the SPDR® S&P® 500 ETF Trust; (B) 20% of the component return of the iShares® Russell 2000 Index Fund; (C) 20% of the component return of the iShares® MSCI EAFE Index Fund; and (D) 15% of the component return of the iShares® MSCI Emerging Markets Index Fund.

Buffer Level:	850, which is 85% of the initial Basket value.

Component Return:
The component return of each basket component will be equal to:

final component price – initial component price
initial component price

where,

•      the initial component price is the closing price of one share of the basket component on the trade date, and
•      the final component price will be the closing price of one share of the basket component on the valuation date.

The initial component prices of the basket components are as follows: the SPDR® S&P 500® ETF Trust ($116.02); the iShares® Russell 2000 Index Fund ($66.33); the iShares® MSCI EAFE Index Fund ($49.46); and the iShares® MSCI Emerging Markets Index Fund ($36.95).

Closing Price:
The closing price for one share of each basket component (or one unit of any other security for which a closing price must be determined) on any trading day means:

•      if shares of the basket component (or any such other security) are listed or admitted to trading on a national securities exchange, the last reported sale price, regular way, of the principal trading session on such day on the principal U.S. securities exchange registered under the Exchange Act on which shares of the basket component (or any such other security) are listed or admitted to trading, or

•      if shares of the basket component (or any such other security) are not listed or admitted to trading on any national securities exchange but are included in the OTC Bulletin Board Service (the OTC Bulletin Board) operated by the Financial Industry Regulatory Authority (FINRA), the last reported sale price of the principal trading session on the OTC Bulletin Board on such day.

If shares of the basket component (or any such other security) are listed or admitted to trading on any national securities exchange but the last reported sale price, as applicable, is not available pursuant to the preceding sentence, then the closing price for one share of the basket component (or one unit of any such other security) on any trading day will mean the last reported sale price of the principal trading session on the over-the-counter market or the OTC Bulletin Board on such day.

If the last reported sale price for shares of the basket component (or any such other security) is not available pursuant to either of the two preceding sentences, then the closing price for any trading day will be the mean, as determined by the calculation agent, of the firm bid prices for shares of the basket component (or any such other security) obtained from as many recognized dealers in such security, but not exceeding three, as will make such bid prices available to the calculation agent. Bids of the Issuer, Wells Fargo Securities, LLC or any of their respective affiliates may be included in the calculation of such mean, but only to the extent that any such bid is the highest of the bids obtained. The term “OTC Bulletin Board” will include any successor service thereto.

Market Disruption Events:
A market disruption event, as determined by the calculation agent in its sole discretion, means the occurrence or existence of any of the following events with respect to a basket component:

•      a suspension, absence or material limitation of trading in shares of the basket component on its primary market for more than two hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion;

•      a suspension, absence or material limitation of trading in option or futures contracts relating to shares of the basket component, if available, in the primary market for those contracts for more than two hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion;

•      the shares of the basket component do not trade on the NYSE Arca, the NASDAQ Global Market or what was the primary market for shares of the basket component, as determined by the calculation agent in its sole discretion; or

•      any other event, if the calculation agent determines in its sole discretion that the event materially interferes with the ability of Royal Bank of Canada or an affiliate of Wells Fargo Securities, LLC or any of their respective hedge counterparties to unwind all or a material portion of a hedge with respect to the securities that such party or its respective hedge counterparties have effected or may effect as described below under “Use of Proceeds and Hedging.”

The following events will not be market disruption events:

•      a limitation on the hours or number of days of trading in shares of the basket component on its primary market, but only if the limitation results from an announced change in the regular business hours of the relevant market; and

•      a decision to permanently discontinue trading in the option or futures contracts relating to shares of the basket component.

For this purpose, a “suspension, absence or material limitation of trading” in the primary securities market on which option or futures contracts relating to shares of the basket component, if available, are traded will not include any time when that market is itself closed for trading under ordinary circumstances. In contrast, a suspension or limitation of trading in option or futures contracts relating to shares of the basket component, if available, in the primary market for those contracts, by reason of any of:

•      a price change exceeding limits set by that market;

•      an imbalance of orders relating to those contracts; or

•      a disparity in bid and asked quotes relating to those contracts;

will constitute a suspension or material limitation of trading in option or futures contracts, as the case may be, relating to the basket component in the primary market for those contracts.

Discontinuation of/Adjustments to a Basket Component:
If any Fund Sponsor (as defined below) discontinues operation of a basket component and the Fund Sponsor or another entity establishes or designates a successor or substitute fund that the calculation agent determines, in its sole discretion, to be comparable to that basket component (a successor fund), then the calculation agent will substitute the successor fund for that basket component and calculate the final component price as described above under “—Payment at Maturity”.

If any Fund Sponsor discontinues operation of a basket component and:

•      the calculation agent does not select a successor fund, or

•      the successor fund is no longer traded or listed on any of the relevant trading days,

the calculation agent will compute a substitute price for that basket component in accordance with the procedures last used to calculate the price of that basket component before any discontinuation but using only those securities that were held by that basket component prior to such discontinuation. If a successor fund is selected or the calculation agent calculates a price as a substitute for that basket component as described below, the successor fund or price will be used as a substitute for that basket component for all purposes going forward, including for purposes of determining whether a market disruption event exists, even if the Fund Sponsor elects to re-establish that basket component, unless the calculation agent in its sole discretion decides to use the re-established basket component.

If any Fund Sponsor discontinues operation of a basket component before the valuation date and the calculation agent determines that no successor fund is available at that time, then on each trading day until the earlier to occur of:

•      the determination of the applicable final component price, or

•      a determination by the calculation agent that a successor fund is available,

the calculation agent will determine the price that would be used in computing the maturity payment amount as described in the preceding paragraph as if that day were a trading day. The calculation agent will cause notice of each price to be published not less often than once each month in The Wall Street Journal, another newspaper of general circulation or a website or webpage available to holders of the securities, and arrange for information with respect to these prices to be made available by telephone.

Notwithstanding these alternative arrangements, discontinuation of the operation of any basket component would be expected to adversely affect the value of, liquidity of and trading in the securities.

If at any time the method of calculating the price of any basket component or any successor fund changes in any material respect, or if any basket component or successor fund is in any other way modified so that the price of the basket component or successor fund does not, in the opinion of the calculation agent, fairly represent the price of the basket component had those changes or modifications not been made, then, from and after that time, the calculation agent will, at the close of business in City of New York, on each date that the closing price of the basket component is to be calculated, make any adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a calculation of a price of a fund comparable to the basket component or such successor fund, as the case may be, as if those changes or modifications had not been made, and calculate the closing price with reference to the basket component or such successor fund, as so adjusted. Accordingly, if the method of determining the price of a basket component or a successor fund is modified and has a dilutive or concentrative effect on the price of such fund, e.g., due to a split, then the calculation agent will adjust that basket component in order to arrive at a price of that fund as if it had not been modified, e.g., as if a split had not occurred.

Neither the calculation agent nor Royal Bank of Canada will have any responsibility for good faith errors or omissions in calculating or disseminating information regarding any basket component or any successor fund or as to modifications, adjustments or calculations by any Fund Sponsor or any successor fund sponsor in order to arrive at the price of the basket component or any successor fund.

Calculation Agent:
RBC Capital Markets, LLC will serve as the calculation agent. All determinations made by the calculation agent will be at the sole discretion of the calculation agent and, absent a determination of a manifest error, will be conclusive for all purposes and binding on the holders and beneficial owners of the securities.

Trustee:	The Bank of New York Mellon (formerly known as The Bank of New York)

Business Day:
For purposes of the securities, a business day means a Monday, Tuesday, Wednesday, Thursday or Friday that is not a day on which banking institutions in The City of New York generally are authorized or obligated by law, regulation or executive order to close.

Trading Day:
A trading day with respect to each basket component means any day on which the applicable exchange and each related exchange are scheduled to be open for their respective regular trading sessions.

The exchange with respect to each basket component means the primary organized exchange or quotation system for trading shares of the applicable basket component, any successor to such exchange or quotation system or any substitute exchange or quotation system to which trading in those shares has temporarily relocated (provided that the calculation agent has determined that there is comparable liquidity relative to those shares on the temporary substitute exchange or quotation system as on the original exchange).

A related exchange with respect to each basket component means each exchange or quotation system on which futures or options contracts relating to the applicable basket component are traded, any successor to that exchange or quotation system or any substitute exchange or quotation system to which trading in the futures or options contracts relating to that basket component has temporarily relocated (provided that the calculation agent has determined that there is comparable liquidity relative to the futures or options contracts relating to that basket component on the temporary substitute exchange or quotation system as on the original related exchange).

Additional Amounts:
We will pay any amounts to be paid by us on the securities without deduction or withholding for, or on account of, any and all present or future income, stamp and other taxes, levies, imposts, duties, charges, fees, deductions or withholdings (taxes) now or hereafter imposed, levied, collected, withheld or assessed by or on behalf of Canada or any Canadian political subdivision or authority that has the power to tax, unless the deduction or withholding is required by law or by the interpretation or administration thereof by the relevant governmental authority.  At any time a Canadian taxing jurisdiction requires us to deduct or withhold for or on account of taxes from any payment made under or in respect of the securities, we will pay such additional amounts (Additional Amounts) as may be necessary so that the net amounts received by each holder (including Additional Amounts), after such deduction or withholding, shall not be less than the amount the holder would have received had no such deduction or withholding been required.

However, no Additional Amounts will be payable with respect to a payment made to a holder of a security, which we refer to as an Excluded Holder in respect of a beneficial owner:

(i)           with which we do not deal at arm’s length (within the meaning of the Income Tax Act (Canada)) at the time of making such payment;

(ii)          which is subject to such taxes by reason of its being connected presently or formerly with Canada or any province or territory thereof otherwise than by reason of the holder’s activity in connection with purchasing the securities, the holding of securities or the receipt of payments thereunder;

(iii)         which presents such security for payment (where presentation is required) more than 30 days after the relevant date (except to the extent that the holder thereof would have been entitled to such Additional Amounts on presenting a security for payment on the last day of such 30 day period); for this purpose, the “relevant date” in relation to any payments on any security means:

(a)          the due date for payment thereof, or

(b)          if the full amount of the monies payable on such date has not been received by the Trustee on or prior to such due date, the date on which the full amount of such monies has been received and notice to that effect is given to holders of the securities in accordance with the Indenture; or

(iv)         who could lawfully avoid (but has not so avoided) such withholding or deduction by complying, or procuring that any third party comply with, any statutory requirements or by making, or procuring that any third party make, a declaration of non-residence or other similar claim for exemption to any relevant tax authority.

For the avoidance of doubt, we will not have any obligation to pay any holders Additional Amounts on any tax which is payable otherwise than by deduction or withholding from payments made under or in respect of the securities at maturity.

We will also make such withholding or deduction and remit the full amount deducted or withheld to the relevant authority in accordance with applicable law.  We will furnish to the Trustee, within 30 days after the date the payment of any taxes is due pursuant to applicable law, certified copies of tax receipts evidencing that such payment has been made or other evidence of such payment satisfactory to the Trustee.  We will indemnify and hold harmless each holder of securities (other than an Excluded Holder) and upon written request reimburse each such holder for the amount of (x) any taxes so levied or imposed and paid by such holder as a result of payments made under or with respect to the securities, and (y) any taxes levied or imposed and paid by such holder with respect to any reimbursement under (x) above, but excluding any such taxes on such holder’s net income or capital.

For additional information, see the section entitled “Supplemental Discussion of Canadian Tax Consequences.”

Authorized Denominations:	$1,000 and integral multiples of $1,000 in excess thereof.

Form of Securities:	Book-entry

Listing:	The securities will not be listed on any securities exchange.

Failure to Pay Maturity Payment Amount When Due:
In the event we fail to pay the maturity payment amount on the maturity date, any overdue payment in respect of the maturity payment amount of the securities on the maturity date will bear interest until the date upon which all sums due in respect of such securities are received by or on behalf of the relevant holder, at a rate per annum which is the rate for deposits in U.S. dollars for a period of six months which appears on the Reuters Screen LIBOR page as of 11:00 a.m. (London time) on the first business day following such failure to pay.  Such rate shall be determined by the calculation agent.  If interest is required to be calculated for a period of less than one year, it will be calculated on the basis of a 360-day year consisting of the actual number of days in the period.

Events of Default and Acceleration:
If the maturity of the securities is accelerated upon an event of default under the Indenture, the amount payable upon acceleration will be determined by the calculation agent. Such amount will be the maturity payment amount, calculated as if the date of declaration of acceleration were the valuation date.

THE BASKET

The Basket is comprised of the following four basket components, with each basket component having the weighting noted in parentheses: the SPDR® S&P 500® ETF Trust (45%); the iShares® Russell 2000 Index Fund (20%); the iShares® MSCI EAFE Index Fund (20%); and the iShares® MSCI Emerging Markets Index Fund (15%). The value of the Basket will increase or decrease depending upon the performance of the basket components. For more information regarding the basket components, see “The Basket Components” below. The Basket does not reflect the performance of all major securities markets.

The following graph sets forth the hypothetical historical daily values of the Basket for the period from April 11, 2003 to the trade date, assuming that the Basket was constructed on April 10, 2003 with a starting price of 1,000 and that each of the basket components had the applicable weighting as of that day. We obtained the closing prices and other information used to create the graph below from Bloomberg. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg.

The hypothetical historical basket values, as calculated solely for the purposes of the offering of the securities, fluctuated in the past and may experience significant fluctuations in the future. Any historical upward or downward trend in the value of the Basket during any period shown below is not an indication that the percentage change in the value of the Basket is more likely to be positive or negative during the term of the securities. The hypothetical historical values do not give an indication of future values of the Basket.

THE BASKET COMPONENTS

We have derived the following information regarding the basket components and the S&P 500® Index, the Russell 2000® Index, the MSCI EAFE Index, and the MSCI Emerging Markets Index (each, an Underlying Index, together, the Underlying Indices) from publicly available documents published by PDR Services LLC (PDR Services), BlackRock Institutional Trust Company, N.A. (BTC, and together with PDR Services, the Fund Sponsors) and the Index Sponsors, as applicable. We make no representation or warranty as to the accuracy or completeness of the following information. We are not affiliated with any basket component and no basket component will have any obligations with respect to the securities. This pricing supplement relates only to the securities and does not relate to the shares of the basket components or any assets included in the Underlying Indices. Neither we nor Wells Fargo Securities, LLC participates in the preparation of the publicly available documents described below. Neither we nor Wells Fargo Securities, LLC has made any due diligence inquiry with respect to the basket components in connection with the offering of the securities. There can be no assurance that all events occurring prior to the date of this pricing supplement, including events that would affect the accuracy or completeness of the publicly available documents described below, that would affect the trading price of the shares of any basket component have been or will be publicly disclosed. Subsequent disclosure of any events or the disclosure of or failure to disclose material future events concerning a basket component could affect the value of its shares on the valuation date and therefore could affect the payment at maturity.

SPDR® S&P 500® ETF TRUST

Information concerning the SPDR® S&P 500® ETF Trust (the SPDR Trust) filed with the SEC under the Securities Act of 1933, as amended (the Securities Act), and the Investment Company Act of 1940, as amended (the Investment Company Act), can be located by reference to SEC file numbers 033-46080 and 811-06125, respectively. Information provided to or filed with the SEC can be inspected and copied at the public reference facility maintained by the SEC or through the SEC’s website at www.sec.gov. None of this publicly available information is incorporated by reference into this pricing supplement.

The SPDR Trust seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of the S&P 500® Index. To maintain the correspondence between the composition and weightings of stocks held by the SPDR Trust and component stocks of the S&P 500® Index, the SPDR Trust adjusts its holdings from time to time to conform to periodic changes in the identity and/or relative weightings of the index securities.

The SPDR Trust utilizes a “passive” or “indexing” investment approach in attempting to track the performance of the S&P 500® Index. The SPDR Trust seeks to invest in substantially all of the securities that comprise the S&P 500® Index. The SPDR Trust typically earns income from dividends from securities held by the SPDR Trust. These amounts, net of expenses and taxes (if applicable), are passed along to the SPDR Trust’s shareholders as “ordinary income.” In addition, the SPDR Trust realizes capital gains or losses whenever it sells securities. Net long-term capital gains are distributed to shareholders as “capital gain distributions.” However, because the component return of the SPDR Trust will be calculated based only on the share price of the SPDR Trust, you will not receive any benefit from or be entitled to receive income, dividend, or capital gain distributions from the SPDR Trust or any equivalent payments.

The shares of the SPDR Trust trade on the NYSE Arca under the symbol “SPY.”

The S&P 500® Index

All disclosures contained in this pricing supplement regarding the S&P 500® Index, including, without limitation, its make up, method of calculation, and changes in its components, have been derived from publicly available sources. The information reflects the policies of, and is subject to change by, S&P. S&P, which owns the copyright and all other rights to the S&P 500® Index, has no obligation to continue to publish, and may discontinue publication of, the S&P 500® Index. None of us, the calculation agent, or the agent accepts any responsibility for the calculation, maintenance or publication of the S&P 500® Index or any successor index.

The S&P 500® Index is intended to provide an indication of the pattern of common stock price movement in the large capitalization segment of the U.S. equity market. The calculation of the level of the S&P 500® Index is based on the relative value of the aggregate market value of the common stocks of 500 companies as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. On the trade date, the average market capitalization of the companies included in the S&P 500® Index was $22.26 billion. As of that date, the average market capitalization of the companies included in the Index was $21.13 billion. As of that date, the largest component of the Index had a market capitalization of $362.09 billion, and the smallest component of the Index had a market capitalization of $0.75 billion.

S&P chooses companies for inclusion in the S&P 500® Index with the aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of its Stock Guide Database of over 10,000 companies, which S&P uses as an assumed model for the composition of the total market. Relevant criteria employed by S&P include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the market price of that company’s common stock generally is responsive to changes in the affairs of the respective industry, and the market value and trading activity of the common stock of that company. Ten main groups of companies comprise the S&P 500® Index, with the approximate percentage of the market capitalization of the S&P 500® Index included in each group as of the trade date, indicated in parentheses: Consumer Discretionary (10.69%); Consumer Staples (11.52%); Energy (11.66%); Financials (13.73%); Health Care (11.99%); Industrials (10.36%); Information Technology (19.51%); Materials (3.40%); Telecommunication Services (3.24%); and Utilities (3.91%). S&P from time to time, in its sole discretion, may add companies to, or delete companies from, the S&P 500® Index to achieve the objectives stated above.

Computation of the S&P 500® Index

While S&P currently employs the following methodology to calculate the S&P 500® Index, no assurance can be given that S&P will not modify or change this methodology in a manner that may affect the maturity payment amount.

Historically, the market value of any component stock of the S&P 500® Index was calculated as the product of the market price per share and the number of then outstanding shares of such component stock. In March 2005, S&P began shifting the S&P 500® Index halfway from a market capitalization weighted formula to a float-adjusted formula, before moving the S&P 500® Index to full float adjustment on September 16, 2005. S&P’s criteria for selecting stocks for the S&P 500® Index did not change with the shift to float adjustment. However, the adjustment affects each company’s weight in the S&P 500® Index.

Under float adjustment, the share counts used in calculating the S&P 500® Index reflect only those shares that are available to investors, not all of a company’s outstanding shares. S&P defines three groups of shareholders whose holdings are subject to float adjustment:

•	holdings by other publicly traded corporations, venture capital firms, private equity firms, strategic partners, or leveraged buyout groups;

•	holdings by government entities, including all levels of government in the U.S. or foreign countries; and

•
holdings by current or former officers and directors of the company, founders of the company, or family trusts of officers, directors, or founders, as well as holdings of trusts, foundations, pension funds, employee stock ownership plans, or other investment vehicles associated with and controlled by the company.

However, treasury stock, stock options, restricted shares, equity participation units, warrants, preferred stock, convertible stock, and rights are not part of the float. In cases where holdings in a group exceed 10% of the outstanding shares of a company, the holdings of that group are excluded from the float-adjusted count of shares to be used in the S&P 500® Index calculation. Mutual funds, investment advisory firms, pension funds, or foundations not associated with the company and investment funds in insurance companies, shares of a U.S. company traded in Canada as “exchangeable shares,” shares that trust beneficiaries may buy or sell without difficulty or significant additional expense beyond typical brokerage fees, and, if a company has multiple classes of stock outstanding, shares in an unlisted or non-traded class if such shares are convertible by shareholders without undue delay and cost, are also part of the float.

For each stock, an investable weight factor (“IWF”) is calculated by dividing the available float shares, defined as the total shares outstanding less shares held in one or more of the three groups listed above where the group holdings exceed 10% of the outstanding shares, by the total shares outstanding. The float-adjusted index is then calculated by multiplying, for each stock in the S&P 500® Index, the IWF, the price, and total number of shares outstanding, adding together the resulting amounts, and then dividing that sum by the index divisor. For companies with multiple classes of stock, S&P calculates the weighted average IWF for each stock using the proportion of the total company market capitalization of each share class as weights.

The S&P 500® Index is calculated using a base-weighted aggregate methodology. The level of the S&P 500® Index reflects the total market value of all 500 component stocks relative to the base period of the years 1941 through 1943. An indexed number is used to represent the results of this calculation in order to make the level easier to use and track over time. The actual total market value of the component stocks during the base period of the years 1941 through 1943 has been set to an indexed level of 10. This is often indicated by the notation 1941-43 = 10. In practice, the daily calculation of the S&P 500® Index is computed by dividing the total market value of the component stocks by the “index divisor.” By itself, the index divisor is an arbitrary number. However, in the context of the calculation of the S&P 500® Index, it serves as a link to the original base period level of the S&P 500® Index. The index divisor keeps the S&P 500® Index comparable over time and is the manipulation point for all adjustments to the S&P 500® Index, which is index maintenance.

Index Maintenance

Index maintenance includes monitoring and completing the adjustments for company additions and deletions, share changes, stock splits, stock dividends, and stock price adjustments due to company restructuring or spinoffs. Some corporate actions, such as stock splits and stock dividends, require changes in the common shares outstanding and the stock prices of the companies in the S&P 500® Index, and do not require index divisor adjustments.

To prevent the level of the S&P 500® Index from changing due to corporate actions, corporate actions which affect the total market value of the S&P 500® Index require an index divisor adjustment. By adjusting the index divisor for the change in market value, the level of the S&P 500® Index remains constant and does not reflect the corporate actions of individual companies in the S&P 500® Index. Index divisor adjustments are made after the close of trading and after the calculation of the S&P 500® Index closing level.

Changes in a company’s shares outstanding of 5% or more due to mergers, acquisitions, public offerings, tender offers, Dutch auctions, or exchange offers are made as soon as reasonably possible. All other changes of 5% or more (due to, for example, company stock repurchases, private placements, redemptions, exercise of options, warrants, conversion of preferred stock, notes, debt, equity participation units, at the market offerings, or other recapitalizations) are made weekly and are announced on Wednesdays for implementation after the close of trading on the following Wednesday. Changes of less than 5% due to a company’s acquisition of another company in the S&P 500® Index are made as soon as reasonably possible. All other changes of less than 5% are accumulated and made quarterly on the third Friday of March, June, September, and December, and are usually announced two to five days prior.

Changes in IWFs of more than ten percentage points caused by corporate actions (such as merger and acquisition activity, restructurings, or spinoffs) will be made as soon as reasonably possible. Other changes in IWFs will be made annually when IWFs are reviewed.

iSHARES® RUSSELL 2000 INDEX FUND

Information concerning the iShares® Russell 2000 Index Fund (the Russell Fund) filed with the SEC by iShares under the Securities Act and the Investment Company Act can be located by reference to SEC file numbers 333-92935 and 811-09729, respectively. Information provided to or filed with the SEC can be inspected and copied at the public reference facility maintained by the SEC or through the SEC’s website at www.sec.gov. None of this publicly available information is incorporated by reference into this pricing supplement.

“iShares®” is a registered mark of BTC. BTC has licensed certain trademarks and trade names of BTC for our use. The securities are not sponsored, endorsed, sold, or promoted by BTC, or its affiliates, including BlackRock Fund Advisors (BFA). Neither BTC nor BFA makes any representations or warranties to the owners of the securities or any member of the public regarding the advisability of investing in the securities. Neither BTC nor BFA shall have any obligation or liability in connection with the registration, operation, marketing, trading, or sale of the securities or in connection with our use of information about the Russell Fund, the iShares® MSCI EAFE Index Fund, or the iShares® MSCI Emerging Markets Index Fund.

iShares consists of numerous separate investment portfolios, including the Russell Fund. The Russell Fund seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the Russell 2000® Index. The Russell Fund typically earns income from dividends from securities held by the Russell Fund. These amounts, net of expenses and taxes (if applicable), are passed along to the Russell Fund’s shareholders as “ordinary income.” In addition, the Russell Fund realizes capital gains or losses whenever it sells securities. Net long-term capital gains are distributed to shareholders as “capital gain distributions.” However, because the component return of the Russell Fund will be calculated based only on the share price of the Russell Fund, you will not receive any benefit from or be entitled to receive income, dividend, or capital gain distributions from the Russell Fund or any equivalent payments.

The shares of the Russell Fund trade on the NYSE Arca, Inc. under the symbol “IWM.”

Composition of the Russell Fund

As of the trade date, the top ten industry sectors in which the Russell Fund had invested were as follows:

Top ten industry sectors

1	Financials	35.91%
2	Consumer Discretionary	11.94%
3	Producer Durables	11.67%
4	Technology	10.02%
5	Utilities	8.57%
6	Materials & Processing	7.13%
7	Health Care	5.41%
8	Energy	3.81%
9	Consumer Staples	3.00%
10	Product Durables	2.21%
11	Other/Undefined	0.33%

Russell 2000® Index

We have derived all information contained in this pricing supplement regarding the Russell 2000® Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. The information reflects the policies of, and is subject to change by, Russell. Russell, which owns the copyright and all other rights to the Russell 2000® Index, has no obligation to continue to publish, and may discontinue publication of, the Russell 2000® Index. None of us, the calculation agent, or the agent accepts any responsibility for the calculation, maintenance, or publication of the Russell 2000® Index or any successor index.

The Russell 2000® Index measures the composite price performance of stocks of 2,000 companies classified as U.S. companies under the Russell’s methodology. Russell began dissemination of the Russell 2000® Index (Bloomberg L.P. index symbol “RTY”) on January 1, 1984 and calculates and publishes the Russell 2000® Index. The Russell 2000® Index was set to 135 as of the close of business on December 31, 1986. The Russell 2000® Index is designed to track the performance of the small capitalization segment of the U.S. equity market. As a subset of the Russell 3000® Index, the Russell 2000® Index consists of the smallest 2,000 companies included in the Russell 3000® Index. The Russell 3000® Index measures the performance of the largest 3,000 U.S. companies, representing approximately 98% of the investable U.S. equity market. The Russell 2000® Index is determined, comprised, and calculated by Russell without regard to the securities.

Selection of Stocks Comprising the Russell 2000® Index

All companies eligible for inclusion in the Russell 2000® Index must be classified as a U.S. company under Russell’s country-assignment methodology. If a company is incorporated, has a stated headquarters location, and trades in the same country (American Depositary Receipts and American Depositary Shares are not eligible), then the company is assigned to its country of incorporation. If any of the three factors are not the same, Russell defines three Home Country Indicators (“HCIs”): country of incorporation, country of headquarters, and country of the most liquid exchange (as defined by a two-year average daily dollar trading volume) (“ADDTV”). Using the HCIs, Russell compares the primary location of the company’s assets with the three HCIs. If the primary location of its assets matches any of the HCIs, then the company is assigned to the primary location of its assets. If there is insufficient information to determine the country in which the company’s assets are primarily located, Russell will use the primary country from which the company’s revenues are primarily derived for the comparison with the three HCIs in a similar manner. For the 2010 reconstitution, Russell will use one year of assets or revenues data to determine the country for the company. Beginning in 2011, Russell will use the average of two years of assets or revenues data, in order to reduce potential turnover. Assets and revenues data are retrieved from each company’s annual report as of the last trading day in May. If conclusive country details cannot be derived from assets or revenues data, Russell will assign the company to the country of its headquarters, which is defined as the address of the company’s principal executive offices, unless that country is a Benefit Driven Incorporation “BDI” country, in which case the company will be assigned to the country of its most liquid stock exchange.  BDI countries include: Anguilla, Antigua and Barbuda, Bahamas, Barbados, Belize, Bermuda, British Virgin Islands, Cayman Islands, Channel Islands, Cook Islands, Faroe Islands, Gibraltar, Isle of Man, Liberia, Marshall Islands, Netherlands Antilles, Panama, and Turks and Caicos Islands. For any companies incorporated or headquartered in a U.S. territory, including countries such as Puerto Rico, Guam, and U.S. Virgin Islands, a U.S. HCI is assigned.

All securities eligible for inclusion in the Russell 2000® Index must trade on a major U.S. exchange. Bulletin board, pink-sheets, and over-the-counter (“OTC”) traded securities are not eligible for inclusion. Stocks must trade at or above $1 on their primary exchange on the last trading day in May to be eligible for inclusion during annual reconstitution. However, in order to reduce unnecessary turnover, if an existing member’s closing price is less than $1 on the last day of May, it will be considered eligible if the average of the daily closing prices (from its primary exchange) during the month of May is equal to or greater than $1. Nonetheless, a stock’s closing price (on its primary exchange) on the last trading day in May will be used to calculate market capitalization and index membership. Initial public offerings are added each quarter and must have a closing price at or above $1 on the last day of their eligibility period in order to qualify for index inclusion. If a stock, new or existing, does not have a closing price at or above $1 (on its primary exchange) on the last trading day in May, but does have a closing price at or above $1 on another major U.S. exchange, that stock will be eligible for inclusion, but the lowest price from a non-primary exchange will be used to calculate market capitalization and index membership.

An important criteria used to determine the list of securities eligible for the Russell 2000® Index is total market capitalization, which is defined as the market price as of the last trading day in May for those securities being considered at annual reconstitution times the total number of shares outstanding. Common stock, non-restricted exchangeable shares and partnership units/membership interests are used to determine market capitalization. Any other form of shares such as preferred stock, convertible preferred stock, redeemable shares, participating preferred stock, warrants and rights, or trust receipts, are excluded from the calculation. Companies with a total market capitalization of less than $30 million are not eligible for the Russell 2000® Index. Similarly, companies with only 5% or less of their shares available in the marketplace are not eligible for the Russell 2000® Index.

Royalty trusts, limited liability companies, closed-end investment companies (business development companies are eligible), blank check companies, special purpose acquisition companies, and limited partnerships are also ineligible for inclusion. In general, only one class of common stock of a company is eligible for inclusion in the Russell 2000® Index, although exceptions to this general rule have been made where Russell has determined that each class of common stock acts independent of the other.

Annual reconstitution is a process by which the Russell 2000® Index is completely rebuilt. Based on closing levels of the company’s common stock on its primary exchange on the last trading day of May of each year, Russell reconstitutes the composition of the Russell 2000® Index using the then existing market capitalizations of eligible companies. Reconstitution of the Russell 2000® Index occurs on the last Friday in June or, when the last Friday in June is the 28th, 29th, or 30th, reconstitution occurs on the prior Friday. In addition, Russell adds initial public offerings to the Russell 2000® Index on a quarterly basis based on market capitalization guidelines established during the most recent reconstitution.

After membership is determined, a security’s shares are adjusted to include only those shares available to the public. This is often referred to as “free float.” The purpose of the adjustment is to exclude from market calculations the capitalization that is not available for purchase and is not part of the investable opportunity set.

As a capitalization-weighted index, the Russell 2000® Index reflects changes in the capitalization, or market value, of the component stocks relative to the entire market value of the Russell 2000® Index. The current index level is calculated by adding the market values of the Russell 2000® Index’s component stocks, which are derived by multiplying the price of each stock by the number of shares outstanding, to arrive at the available market capitalization of the 2,000 stocks. The available market capitalization is then divided by a divisor, which represents the index value of the Russell 2000® Index. To calculate the Russell 2000® Index, closing prices will be used from the primary exchange of each security. If a component stock is not open for trading, the most recently traded price for that security will be used in calculating the Russell 2000® Index. In order to provide continuity for the Russell 2000® Index’s level, the divisor is adjusted periodically to reflect events including changes in the number of common shares outstanding for component stocks, company additions or deletions, corporate restructurings, and other capitalization changes.

iSHARES® MSCI EAFE INDEX FUND

Information concerning the iShares® MSCI EAFE Index Fund (the MSCI EAFE Fund) filed with the SEC by iShares under the Securities Act and the Investment Company Act can be located by reference to SEC file numbers 333-92935 and 811-09729, respectively. Information provided to or filed with the SEC can be inspected and copied at the public reference facility maintained by the SEC or through the SEC’s website at www.sec.gov. None of this publicly available information is incorporated by reference into this pricing supplement.

iShares consists of numerous separate investment portfolios, including the MSCI EAFE Fund. The MSCI EAFE Fund seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI EAFE Index. The MSCI EAFE Fund typically earns income dividends from securities included in the MSCI EAFE Index. These amounts, net of expenses and taxes (if applicable), are passed along to the MSCI EAFE Fund’s shareholders as “ordinary income.” In addition, the MSCI EAFE Fund realizes capital gains or losses whenever it sells securities. Net long-term capital gains are distributed to shareholders as “capital gain distributions.” However, because the component return of the MSCI EAFE Fund will be calculated based only on the share price of the MSCI EAFE Fund, you will not receive any benefit from or be entitled to receive income, dividend, or capital gain distributions from the MSCI EAFE Fund or any equivalent payments.

The shares of the MSCI EAFE Fund trade on the NYSE Arca under the symbol “EFA.”

The MSCI EAFE Index

 We have derived all information contained in this pricing supplement regarding the MSCI EAFE Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information, including Bloomberg Financial Markets.  The information reflects the policies of, and is subject to change by MSCI. MSCI has no obligation to continue to publish, and may discontinue publication of, the MSCI EAFE Index.

The MSCI EAFE Index is intended to measure equity market performance in developed market countries, excluding the U.S. and Canada.  The MSCI EAFE Index is a free float-adjusted market capitalization equity index with a base date of December 31, 1969 and an initial value of 100.  The MSCI EAFE Index is calculated daily in U.S. dollars and published in real time every 60 seconds during market trading hours.  The MSCI EAFE Index currently consists of the following 22 developed market country indices: Australia, Austria, Belgium, Denmark, Finland, France, Germany, Greece, Hong Kong, Ireland, Israel, Italy, Japan, The Netherlands, New Zealand, Norway, Portugal, Singapore, Spain, Sweden, Switzerland, and the United Kingdom.

The MSCI EAFE Index is part of the MSCI Regional Equity Indices series and is an MSCI Global Investable Market Index, which is a family within the MSCI International Equity Indices. We describe the methodology of this index in more detail beginning on the next page.

iSHARES® MSCI EMERGING MARKETS INDEX FUND

Information concerning the iShares® MSCI Emerging Markets Index Fund (the MSCI EM Fund) filed with the SEC by iShares under the Securities Act and the Investment Company Act can be located by reference to SEC file numbers 033-97598 and 811-09102, respectively. Information provided to or filed with the SEC can be inspected and copied at the public reference facility maintained by the SEC or through the SEC’s website at www.sec.gov. None of this publicly available information is incorporated by reference into this pricing supplement.

iShares consists of numerous separate investment portfolios, including the MSCI EM Fund. The MSCI EM Fund seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI Emerging Markets Index. The MSCI EM Fund typically earns income dividends from securities included in the MSCI Emerging Markets Index. These amounts, net of expenses and taxes (if applicable), are passed along to the MSCI EAFE Fund’s shareholders as “ordinary income.” In addition, the MSCI EM Fund realizes capital gains or losses whenever it sells securities. Net long-term capital gains are distributed to shareholders as “capital gain distributions.” However, because the component return of the MSCI EM Fund will be calculated based only on the share price of the MSCI EM Fund, you will not receive any benefit from or be entitled to receive income, dividend, or capital gain distributions from the MSCI EM Fund or any equivalent payments.

The shares of the MSCI EM Fund trade on the NYSE Arca under the symbol “EEM.”

The MSCI Emerging Markets Index

 We have derived all information contained in this pricing supplement regarding the MSCI Emerging Markets Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information, including Bloomberg Financial Markets.  The information reflects the policies of, and is subject to change by MSCI. MSCI has no obligation to continue to publish, and may discontinue publication of, the MSCI Emerging Markets Index.

The MSCI Emerging Markets Index is intended to measure equity market performance in the global emerging markets. The MSCI Emerging Markets Index is a free float-adjusted market capitalization index with a base date of December 31, 1987 and an initial value of 100. The MSCI Emerging Markets Index is calculated daily in U.S. dollars and published in real time every 60 seconds during market trading hours. The MSCI Emerging Markets Index currently consists of the following 21 emerging market country indices: Brazil, Chile, China, Colombia, Czech Republic, Egypt, Hungary, India, Indonesia, Malaysia, Mexico, Morocco, Peru, Philippines, Poland, Russia, South Africa, South Korea, Taiwan, Thailand, and Turkey.

The MSCI Emerging Markets Index is part of the MSCI Regional Equity Indices series and is an MSCI Global Investable Market Index, which is a family within the MSCI International Equity Indices.

General - MSCI Global Investable Market Indices

MSCI provides global equity indices intended to measure equity performance in international markets and the MSCI International Equity Indices are designed to serve as global equity performance benchmarks. In constructing these indices, MSCI applies its index construction and maintenance methodology across developed, emerging, and frontier markets.

MSCI enhanced the methodology used in its MSCI International Equity Indices. The MSCI Standard and MSCI Small Cap Indices, along with the other MSCI equity indices based on them, transitioned to the global investable market indices methodology described below. The transition was completed at the end of May 2008. The Enhanced MSCI Standard Indices are composed of the MSCI Large Cap and Mid Cap Indices. The MSCI Global Small Cap Index transitioned to the MSCI Small Cap Index resulting from the Global Investable Market Indices methodology and contains no overlap with constituents of the transitioned MSCI Standard Indices. Together, the relevant MSCI Large Cap, Mid Cap, and Small Cap Indices will make up the MSCI investable market index for each country, composite, sector, and style index that MSCI offers.

Constructing the MSCI Global Investable Market Indices. MSCI undertakes an index construction process, which involves:

•	defining the equity universe;

•	determining the market investable equity universe for each market;

•	determining market capitalization size segments for each market;

•	applying index continuity rules for the MSCI Standard Index;

•	creating style segments within each size segment within each market; and

•	classifying securities under the Global Industry Classification Standard (the “GICS”).

Defining the Equity Universe. The equity universe is defined by:

•
Identifying Eligible Equity Securities: the equity universe initially looks at securities listed in any of the countries in the MSCI Global Index Series, which will be classified as either Developed Markets (“DM”) or Emerging Markets (“EM”). All listed equity securities, or listed securities that exhibit characteristics of equity securities, except mutual funds, exchange traded funds, equity derivatives, limited partnerships, and most investment trusts, are eligible for inclusion in the equity universe. Real Estate Investment Trusts (“REITs”) in some countries and certain income trusts in Canada are also eligible for inclusion.

•	Classifying Eligible Securities into the Appropriate Country: each company and its securities (i.e., share classes) are classified in only one country.

Determining the Market Investable Equity Universes. A market investable equity universe for a market is derived by applying investability screens to individual companies and securities in the equity universe that are classified in that market. A market is equivalent to a single country, except in DM Europe, where all DM countries in Europe are aggregated into a single market for index construction purposes. Subsequently, individual DM Europe country indices within the MSCI Europe Index are derived from the constituents of the MSCI Europe Index under the global investable market indices methodology.

The investability screens used to determine the investable equity universe in each market are as follows:

•
Equity Universe Minimum Size Requirement: this investability screen is applied at the company level. In order to be included in a market investable equity universe, a company must have the required minimum full market capitalization.

•
Equity Universe Minimum Free Float−Adjusted Market Capitalization Requirement: this investability screen is applied at the individual security level. To be eligible for inclusion in a market investable equity universe, a security must have a free float−adjusted market capitalization equal to or higher than 50% of the equity universe minimum size requirement.

•
DM and EM Minimum Liquidity Requirement: this investability screen is applied at the individual security level. To be eligible for inclusion in a market investable equity universe, a security must have adequate liquidity. The twelve-month and three-month Annual Traded Value Ratio (“ATVR”), a measure that screens out extreme daily trading volumes and takes into account the free float−adjusted market capitalization size of securities, together with the three-month frequency of trading are used to measure liquidity. In the calculation of the ATVR, the trading volumes in depository receipts associated with that security, such as ADRs or GDRs, are also considered. A minimum liquidity level of 20% of three- and twelve-month ATVR and 90% of three-month frequency of trading over the last four consecutive quarters are required for inclusion of a security in a market investable equity universe of a DM, and a minimum liquidity level of 15% of three- and twelve-month ATVR and 80% of three-month frequency of trading over the last four consecutive quarters are required for inclusion of a security in a market investable equity universe of an EM.

•
Global Minimum Foreign Inclusion Factor Requirement: this investability screen is applied at the individual security level. To be eligible for inclusion in a market investable equity universe, a security’s Foreign Inclusion Factor (“FIF”) must reach a certain threshold. The FIF of a security is defined as the proportion of shares outstanding that is available for purchase in the public equity markets by international investors. This proportion accounts for the available free float of and/or the foreign ownership limits applicable to a specific security (or company). In general, a security must have an FIF equal to or larger than 0.15 to be eligible for inclusion in a market investable equity universe.

•
Minimum Length of Trading Requirement: this investability screen is applied at the individual security level. For an initial public offering (“IPO”) to be eligible for inclusion in a market investable equity universe, the new issue must have started trading at least four months before the implementation of the initial construction of the index or at least three months before the implementation of a semi−annual index review (as described below). This requirement is applicable to small new issues in all markets. Large IPOs are not subject to the minimum length of trading requirement and may be included in a market investable equity universe and the Standard Index outside of a Quarterly or Semi−Annual Index Review.

Defining Market Capitalization Size Segments for Each Market. Once a market investable equity universe is defined, it is segmented into the following size−based indices:

•	Investable Market Index (Large + Mid + Small);

•	Standard Index (Large + Mid);

•	Large Cap Index;

•	Mid Cap Index; or

•	Small Cap Index.

Creating the size segment indices in each market involves the following steps:

•	defining the market coverage target range for each size segment;

•	determining the global minimum size range for each size segment;

•	determining the market size−segment cutoffs and associated segment number of companies;

•	assigning companies to the size segments; and

•	applying final size−segment investability requirements.

Index Continuity Rules for the Standard Indices. In order to achieve index continuity, as well as to provide some basic level of diversification within a market index, and notwithstanding the effect of other index construction rules described in this section, a minimum number of five constituents will be maintained for a DM Standard Index and a minimum number of three constituents will be maintained for an EM Standard Index.

Creating Style Indices within Each Size Segment. All securities in the investable equity universe are classified into value or growth segments using the MSCI Global Value and Growth methodology.

Classifying Securities under the Global Industry Classification Standard. All securities in the global investable equity universe are assigned to the industry that best describes their business activities. To this end, MSCI has designed, in conjunction with Standard & Poor’s, the GICS. Under the GICS, each company is assigned to one sub−industry according to its principal business activity. Therefore, a company can belong to only one industry grouping at each of the four levels of the GICS.

Index Maintenance

The MSCI Global Investable Market Indices are maintained with the objective of reflecting the evolution of the underlying equity markets and segments on a timely basis, while seeking to achieve index continuity, continuous investability of constituents and replicability of the indices, and index stability and low index turnover. In particular, index maintenance involves:

(i)	Semi−Annual Index Reviews (“SAIRs”) in May and November of the Size Segment and Global Value and Growth Indices which include:

•	updating the indices on the basis of a fully refreshed equity universe;

•	taking buffer rules into consideration for migration of securities across size and style segments; and

•	updating FIFs and Number of Shares (“NOS”).

(ii)	Quarterly Index Reviews (“QIRs”) in February and August of the Size Segment Indices aimed at:

•	including significant new eligible securities (such as IPOs that were not eligible for earlier inclusion) in the index;

•	allowing for significant moves of companies within the Size Segment Indices, using wider buffers than in the SAIR; and

•	reflecting the impact of significant market events on FIFs and updating NOS.

(iii)
Ongoing Event−Related Changes: changes of this type are generally implemented in the indices as they occur. Significantly large IPOs are included in the indices after the close of the company’s tenth day of trading.

Through this maintenance process, MSCI may make structural changes to the indices by adding or deleting component country indices. Consequently, the composition of the MSCI EAFE Index or the MSCI Emerging Markets Index may change over the term of the securities.

Historical Closing Prices of the Basket Components

The following tables set forth the published quarterly high, low and quarter end closing price per share of each basket component (in U.S. dollars) for the period from January 1, 2001 or the time when the applicable basket component was created through September 29, 2011. Any historical upward or downward trend in the closing price per share of any basket component during any period shown below is not an indication that the closing price per share of the basket component is more or less likely to increase or decrease at any time during the term of the securities. The historical prices of each basket component do not give an indication of its future performance. We cannot make any assurance that the future performance of the basket components will result in holders of the securities receiving a positive total return on their investment.

We obtained the closing prices per share of each basket component listed below from Bloomberg without independent verification. The actual prices per share of the basket components at or near maturity of the securities may bear little relation to the historical prices shown below.

High, Low and Period-End Closing Price per Share of the SPDR Trust
Quarter/Period – Start Date	Quarter/Period – End Date	High Price per Share of the SPDR Trust	Low Price per Share of the SPDR Trust	Quarter/Period – End Closing Price per Share of the SPDR Trust

1/1/2001	3/31/2001	138.29	107.72	116.35
4/1/2001	6/30/2001	131.70	108.98	122.24
7/1/2001	9/30/2001	123.95	93.52	104.13
10/1/2001	12/31/2001	117.65	102.53	113.96

1/1/2002	3/31/2002	117.64	107.50	114.18
4/1/2002	6/30/2002	114.76	94.91	98.67
7/1/2002	9/30/2002	99.51	77.45	81.55
10/1/2002	12/31/2002	95.77	76.84	87.97

1/1/2003	3/31/2003	93.58	79.15	84.49
4/1/2003	6/30/2003	101.88	84.66	97.34
7/1/2003	9/30/2003	104.39	96.06	99.65
10/1/2003	12/31/2003	111.19	99.90	110.85

1/1/2004	3/31/2004	116.60	108.53	112.77
4/1/2004	6/30/2004	115.07	107.74	114.19
7/1/2004	9/30/2004	114.06	106.28	111.43
10/1/2004	12/31/2004	121.66	109.03	120.87

1/1/2005	3/31/2005	122.78	116.54	118.05
4/1/2005	6/30/2005	121.58	113.82	119.17
7/1/2005	9/30/2005	124.70	119.46	123.02
10/1/2005	12/31/2005	127.82	117.50	124.50

1/1/2006	3/31/2006	130.99	125.51	129.84
4/1/2006	6/30/2006	132.63	122.57	127.25
7/1/2006	9/30/2006	133.74	123.35	133.57
10/1/2006	12/31/2006	143.07	133.07	141.66

1/1/2007	3/31/2007	146.01	137.41	142.07
4/1/2007	6/30/2007	154.15	142.24	150.38
7/2/2007	9/30/2007	155.03	141.13	152.67
10/1/2007	12/31/2007	156.44	140.90	146.39

1/1/2008	3/31/2008	144.94	127.90	131.89
4/1/2008	6/30/2008	143.08	127.69	128.04
7/1/2008	9/30/2008	130.70	111.38	116.54
10/1/2008	12/31/2008	116.00	75.95	90.33

1/1/2009	3/31/2009	93.44	68.11	79.44
4/1/2009	6/30/2009	95.09	81.00	91.92
7/1/2009	9/30/2009	107.33	87.95	105.56
10/1/2009	12/31/2009	112.67	102.54	111.44

1/1/2010	3/31/2010	117.40	105.87	116.99
4/1/2010	6/30/2010	121.79	103.22	103.22
7/1/2010	9/30/2010	114.79	102.20	114.12
10/1/2010	12/31/2010	125.92	113.75	125.78

1/1/2011	3/31/2011	134.57	126.21	132.51
4/1/2011	6/30/2011	136.54	126.81	131.97
7/1/2011	9/29/2011	135.46	112.26	116.02

High, Low and Period-End Closing Price per Share of the Russell Fund
Quarter/Period – Start Date	Quarter/Period – End Date	High Price per Share of the Russell Fund	Low Price per Share of the Russell Fund	Quarter/Period – End Closing Price per Share of the Russell Fund

1/1/2001	3/31/2001	51.53	41.58	44.80
4/1/2001	6/30/2001	51.90	42.13	50.95
7/1/2001	9/30/2001	50.80	36.75	40.10
10/1/2001	12/31/2001	49.27	39.03	48.18

1/1/2002	3/31/2002	50.72	45.38	50.05
4/1/2002	6/30/2002	52.38	43.95	45.33
7/1/2002	9/30/2002	45.82	34.75	35.78
10/1/2002	12/31/2002	41.38	32.30	37.91

1/1/2003	3/31/2003	39.82	34.12	36.00
4/1/2003	6/30/2003	46.54	36.11	44.45
7/1/2003	9/30/2003	51.95	43.88	48.53
10/1/2003	12/31/2003	56.50	48.65	56.22

1/1/2004	3/31/2004	60.22	55.36	58.80
4/1/2004	6/30/2004	60.58	52.76	59.00
7/1/2004	9/30/2004	59.04	51.34	56.93
10/1/2004	12/31/2004	65.33	56.04	64.75

1/1/2005	3/31/2005	64.35	60.22	61.00
4/1/2005	6/30/2005	64.08	56.96	63.58
7/1/2005	9/30/2005	68.40	64.00	66.36
10/1/2005	12/31/2005	68.86	61.62	66.73

1/1/2006	3/31/2006	75.97	68.03	75.97
4/1/2006	6/30/2006	77.58	66.69	71.66
7/1/2006	9/30/2006	73.26	66.70	71.96
10/1/2006	12/31/2006	79.35	71.26	78.05

1/1/2007	3/31/2007	82.39	75.17	79.51
4/1/2007	6/30/2007	84.79	79.75	82.96
7/2/2007	9/30/2007	85.74	75.20	80.04
10/1/2007	12/31/2007	84.18	73.02	75.92

1/1/2008	3/31/2008	75.12	64.30	68.51
4/1/2008	6/30/2008	76.17	68.47	69.03
7/1/2008	9/30/2008	75.20	65.50	68.39
10/1/2008	12/31/2008	67.02	38.58	49.27

1/1/2009	3/31/2009	51.27	34.36	41.94
4/1/2009	6/30/2009	53.19	42.82	50.96
7/1/2009	9/30/2009	62.02	47.87	60.23
10/1/2009	12/31/2009	63.36	56.22	62.26

1/1/2010	3/31/2010	69.25	58.68	67.81
4/1/2010	6/30/2010	74.14	61.08	61.08
7/1/2010	9/30/2010	67.67	59.04	67.47
10/1/2010	12/31/2010	79.22	66.94	78.23

1/1/2011	3/31/2011	84.17	77.18	84.17
4/1/2011	6/30/2011	86.37	77.77	82.80
7/1/2011	9/29/2011	85.65	64.73	66.33

High, Low and Period-End Closing Price per Share of the MSCI EAFE Fund
Quarter/Period – Start Date	Quarter/Period – End Date	High Price per Share of the MSCI EAFE Fund	Low Price per Share of the MSCI EAFE Fund	Quarter/Period – End Closing Price per Share of the MSCI EAFE Fund

8/17/2001	9/30/2001	42.95	32.67	37.64
10/1/2001	12/31/2001	40.93	36.83	39.77

1/1/2002	3/31/2002	40.96	36.23	40.03
4/1/2002	6/30/2002	41.90	37.23	39.52
7/1/2002	9/30/2002	39.70	30.26	31.73
10/1/2002	12/31/2002	35.24	29.85	33.00

1/1/2003	3/31/2003	34.32	28.54	30.20
4/1/2003	6/30/2003	37.93	30.33	36.10
7/1/2003	9/30/2003	40.43	35.89	39.00
10/1/2003	12/31/2003	45.63	39.37	45.02

1/1/2004	3/31/2004	48.24	45.00	47.20
4/1/2004	6/30/2004	48.41	43.27	47.67
7/1/2004	9/30/2004	47.55	44.47	47.13
10/1/2004	12/31/2004	53.53	47.12	53.42

1/1/2005	3/31/2005	55.27	51.18	52.92
4/1/2005	6/30/2005	53.87	51.33	52.35
7/1/2005	9/30/2005	58.50	52.05	58.09
10/1/2005	12/31/2005	60.91	54.72	59.42

1/1/2006	3/31/2006	65.40	60.33	64.99
4/1/2006	6/30/2006	70.58	59.60	65.35
7/1/2006	9/30/2006	68.46	61.62	67.78
10/1/2006	12/31/2006	74.31	67.96	73.26

1/1/2007	3/31/2007	76.94	70.95	76.27
4/1/2007	6/30/2007	81.79	76.47	80.63
7/2/2007	9/30/2007	83.77	73.70	82.56
10/1/2007	12/31/2007	86.18	78.24	78.50

1/1/2008	3/31/2008	78.35	68.31	71.90
4/1/2008	6/30/2008	78.52	68.10	68.70
7/1/2008	9/30/2008	68.04	53.08	56.30
10/1/2008	12/31/2008	55.88	35.71	44.87

1/1/2009	3/31/2009	45.44	31.69	37.59
4/1/2009	6/30/2009	49.04	38.57	45.81
7/1/2009	9/30/2009	55.81	43.91	54.70
10/1/2009	12/31/2009	57.28	52.66	55.30

1/1/2010	3/31/2010	57.96	50.45	56.00
4/1/2010	6/30/2010	58.03	46.29	46.51
7/1/2010	9/30/2010	55.42	47.09	54.92
10/1/2010	12/31/2010	59.46	54.25	58.23

1/1/2011	3/31/2011	61.91	55.31	60.09
4/1/2011	6/30/2011	63.87	57.10	60.14
7/1/2011	9/29/2011	60.80	46.66	49.46

High, Low and Period-End Closing Price per Share of the MSCI EM Fund
Quarter/Period – Start Date	Quarter/Period – End Date	High Price per Share of the MSCI EM Fund	Low Price per Share of the MSCI EM Fund	Quarter/Period – End Closing Price per Share of the MSCI EM Fund

4/11/2003	6/30/2003	13.69	11.07	13.31
7/1/2003	9/30/2003	15.91	13.32	15.09
10/1/2003	12/31/2003	18.22	15.29	17.99

1/1/2004	3/31/2004	19.87	18.29	19.48
4/1/2004	6/30/2004	20.25	15.87	17.94
7/1/2004	9/30/2004	19.18	16.91	19.15
10/1/2004	12/31/2004	22.41	18.86	22.41

1/1/2005	3/31/2005	24.63	21.22	22.52
4/1/2005	6/30/2005	24.35	21.65	23.81
7/1/2005	9/30/2005	28.30	23.91	28.30
10/1/2005	12/31/2005	29.81	25.05	29.38

1/1/2006	3/31/2006	33.56	30.41	32.99
4/1/2006	6/30/2006	37.00	27.31	31.20
7/1/2006	9/30/2006	33.11	29.18	32.26
10/1/2006	12/31/2006	38.12	31.78	38.07

1/1/2007	3/31/2007	39.49	35.00	38.72
4/1/2007	6/30/2007	44.38	39.10	43.78
7/2/2007	9/30/2007	50.07	39.46	49.74
10/1/2007	12/31/2007	55.60	47.23	50.06

1/1/2008	3/31/2008	50.32	42.13	44.76
4/1/2008	6/30/2008	51.66	44.40	45.16
7/1/2008	9/30/2008	44.40	31.30	34.50
10/1/2008	12/31/2008	33.87	18.20	24.95

1/1/2009	3/31/2009	27.07	19.92	24.79
4/1/2009	6/30/2009	34.61	25.63	32.20
7/1/2009	9/30/2009	39.26	30.72	38.88
10/1/2009	12/31/2009	42.04	37.53	41.48

1/1/2010	3/31/2010	43.20	36.81	42.10
4/1/2010	6/30/2010	43.96	36.14	37.30
7/1/2010	9/30/2010	44.75	37.57	44.75
10/1/2010	12/31/2010	48.55	44.75	47.62

1/1/2011	3/31/2011	48.69	44.63	48.69
4/1/2011	6/30/2011	50.21	45.50	47.60
7/1/2011	9/29/2011	48.46	34.95	36.95

CERTAIN CANADIAN TAX CONSEQUENCES

An investor should read carefully the description of material Canadian federal income tax considerations relevant to a Non-resident Holder owning debt securities under “Tax Consequences—Canadian Taxation” in the accompanying prospectus.

In the opinion of Norton Rose OR LLP, our Canadian tax counsel, interest on a security (including amounts deemed for purposes of the Income Tax Act (Canada) (“ITA”) to be interest, such as any amount paid at maturity in excess of the amount paid for the security) that is paid or credited, or deemed for purposes of the ITA to be paid or credited, to a Non-resident Holder will not be subject to Canadian non-resident withholding tax, except in the circumstances described under “Tax Consequences—Canadian Taxation” in the accompanying prospectus.  If the Basket could be viewed as a proxy for the profit of Royal Bank of Canada, any interest paid or credited or deemed to be paid or credited on a security may be subject to Canadian non-resident withholding tax.

SUPPLEMENTAL DISCUSSION OF U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a general description of certain U.S. tax considerations relating to the securities. It does not purport to be a complete analysis of all tax considerations relating to the securities. Prospective purchasers of the securities should consult their tax advisors as to the consequences under the tax laws of the country of which they are resident for tax purposes and the tax laws of the U.S. of acquiring, holding and disposing of the securities and receiving payments under the securities. This summary is based upon the law as in effect on the date of this pricing supplement and is subject to any change in law that may take effect after such date.

Supplemental U.S. Tax Considerations

The following section supplements the discussion of U.S. federal income taxation in the accompanying prospectus under “Tax Consequences – United States Taxation” and prospectus supplement under “Certain Income Tax Consequences – United States Taxation” with respect to U.S. holders (as defined in the accompanying prospectus).  Except as otherwise noted under “Non-U.S. Holders” below, it applies only to those U.S. holders who are not excluded from the discussion of U.S. federal income taxation in the accompanying prospectus. You should consult with your own tax advisor concerning the consequences of investing in and holding the securities.

NO STATUTORY, JUDICIAL OR ADMINISTRATIVE AUTHORITY DIRECTLY DISCUSSES HOW THE SECURITIES SHOULD BE TREATED FOR U.S. FEDERAL INCOME TAX PURPOSES.  AS A RESULT, THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES ARE UNCERTAIN.  BECAUSE OF THE UNCERTAINTY, YOU SHOULD CONSULT YOUR TAX ADVISOR IN DETERMINING THE U.S. FEDERAL INCOME TAX AND OTHER TAX CONSEQUENCES OF YOUR INVESTMENT IN THE SECURITIES, INCLUDING THE APPLICATION OF STATE, LOCAL OR OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

In the opinion of our counsel, Morrison & Foerster LLP, it would generally be reasonable to treat the securities as pre-paid cash-settled derivative contracts in respect of the Basket for U.S. federal income tax purposes, and the terms of the securities require a holder and us (in the absence of a change in law or an administrative or judicial ruling to the contrary) to treat the securities for all tax purposes in accordance with such characterization.  If the securities are so treated, subject to the discussion below concerning the potential application of the “constructive ownership” rules under Section 1260 of the Code, a U.S. holder should generally recognize capital gain or loss upon the sale, exchange or maturity of the securities in an amount equal to the difference between the amount a holder receives at such time and the holder’s tax basis in the securities.  In general, a U.S. holder’s tax basis in the securities will be equal to the price the holder paid for the securities.  Capital gain recognized by an individual U.S. holder is generally taxed at preferential rates where the property is held for more than one year and is generally taxed at ordinary income rates where the property is held for one year or less.  The deductibility of capital losses is subject to limitations.

We will not attempt to ascertain whether the basket components would be treated as a “passive foreign investment company” within the meaning of Section 1297 of the Code or a “U.S. real property holding corporation” within the meaning of Section 897 of the Code. If the basket components were so treated, certain adverse U.S. federal income tax consequences could possibly apply.  You should refer to any available information filed with the SEC by the basket components and consult your tax advisor regarding the possible consequences to you in this regard.

Potential Application of Section 1260 of the Code.  Since shares of the basket components are the type of financial asset described under Section 1260 of the Code (including, among others, any equity interest in pass-thru entities such as regulated investment companies (including certain exchange traded funds), real estate investment trusts, partnerships and passive foreign investment companies, each a “Section 1260 Financial Asset”), while the matter is not entirely clear, there exists a substantial risk that an investment in the securities is a “constructive ownership transaction” to which Section 1260 of the Code applies. If Section 1260 of the Code applies, all or a portion of any long-term capital gain recognized by a U.S. holder in respect of the securities could be recharacterized as ordinary income (Excess Gain). In addition, an interest charge will also apply to any deemed underpayment of tax in respect of any Excess Gain to the extent such gain would have resulted in gross income inclusions for the U.S. holder in taxable years prior to the taxable year of the sale, exchange, or maturity (assuming such income accrued at a constant rate equal to the applicable federal rate as of the date of sale, exchange, or maturity).

If an investment in the securities is treated as a constructive ownership transaction, it is not clear to what extent any long-term capital gain of a U.S. holder in respect of the securities will be recharacterized as ordinary income.  It is possible, for example, that the amount of the Excess Gain (if any) that would be recharacterized as ordinary income in respect of the securities will equal the excess of (i) any long-term capital gain recognized by the U.S. holder in respect of the securities, over (ii) the “net underlying long-term capital gain” (as defined in Section 1260 of the Code) such U.S. holder would have had if such U.S. holder had acquired shares of the basket components at fair market value on the original issue date of the securities for an amount equal to the issue price of the securities and sold such shares of the basket components upon the date of sale, exchange or maturity of the securities at fair market value (appropriately taking into account any leveraged upside exposure). To the extent any gain is treated as long-term capital gain after application of the recharacterization rules of Section 1260 of the Code, such gain would be subject to U.S. federal income tax at the rates that would have been applicable to the net underlying long-term capital gain. U.S. holders should consult their tax advisors regarding the potential application of Section 1260 of the Code to an investment in the securities.

Alternative Treatments.  Alternative tax treatments of the securities are also possible and the Internal Revenue Service might assert that a treatment other than that described above is more appropriate.  For example, it would also be possible to treat the securities, and the Internal Revenue Service might assert that the securities should be treated, as a single debt instrument.  Such a debt instrument would be subject to the special tax rules governing contingent payment debt instruments.  If the securities are so treated, a holder would generally be required to accrue interest currently over the term of the securities even though that holder will not receive any payments from us prior to maturity.  In addition, any gain a holder might recognize upon the sale, exchange or maturity of the securities would be ordinary income and any loss recognized by a holder at such time would be ordinary loss to the extent of interest included in income in the current or previous taxable years in respect of the securities, and thereafter, would be capital loss.

Because of the absence of authority regarding the appropriate tax characterization of the securities, it is also possible that the Internal Revenue Service could seek to characterize the securities in a manner that results in tax consequences that are different from those described above. For example, the Internal Revenue Service could possibly assert that any gain or loss that a holder may recognize upon the sale, exchange or maturity of the securities should be treated as ordinary gain or loss.

The Internal Revenue Service has released a notice that may affect the taxation of holders of the securities.  According to the notice, the Internal Revenue Service and the Treasury Department are actively considering whether the holder of an instrument such as the securities should be required to accrue ordinary income on a current basis, and they are seeking comments on the subject. It is not possible to determine what guidance they will ultimately issue, if any.  It is possible, however, that under such guidance, holders of the securities will ultimately be required to accrue income currently and this could be applied on a retroactive basis.  The Internal Revenue Service and the Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital and whether Section 1260 of the Code, as discussed above, might be applied to such instruments.  Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations.

Backup Withholding and Information Reporting.  Please see the discussion under “Tax Consequences — United States Taxation — Information Reporting and Backup Withholding” in the accompanying prospectus for a description of the applicability of the backup withholding and information reporting rules to payments made on the securities.

Non-U.S. Holders. The following discussion applies to non-U.S. holders of the securities. A non-U.S. holder is a beneficial owner of a security that, for U.S. federal income tax purposes, is a non-resident alien individual, a foreign corporation, or a foreign estate or trust.

A non-U.S. holder will generally not be subject to U.S. federal income or withholding tax for amounts paid in respect of the securities, provided that (i) the holder complies with any applicable certification requirements, (ii) the payment is not effectively connected with the conduct by the holder of a U.S. trade or business, and (iii) if the holder is a non-resident alien individual, such holder is not present in the U.S. for 183 days or more during the taxable year of the sale, exchange or maturity of the securities.  In the case of (ii) above, the holder generally would be subject to U.S. federal income tax with respect to any income or gain in the same manner as if the holder were a U.S. holder and, in the case of a holder that is a corporation, the holder may also be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable U.S. income tax treaty) of a portion of its earnings and profits for the taxable year that are effectively connected with its conduct of a trade or business in the U.S., subject to certain adjustments.  Payments made to a non-U.S. holder may be subject to information reporting and to backup withholding unless the holder complies with applicable certification and identification requirements as to its foreign status.

As discussed above, alternative characterizations of the securities for U.S. federal income tax purposes are possible.  Should an alternative characterization, by reason of change or clarification of the law, by regulation or otherwise, cause payments on the securities to become subject to withholding tax, we will withhold tax at the applicable statutory rate.  The Internal Revenue Service has also indicated that it is considering whether income in respect of instruments such as the securities should be subject to withholding tax.  Prospective investors should consult their own tax advisors in this regard.

USE OF PROCEEDS AND HEDGING

The net proceeds from the sale of the securities will be used as described under “Use of Proceeds” in the accompanying prospectus supplement and prospectus and to hedge market risks of Royal Bank of Canada associated with its obligation to pay the maturity payment amount at maturity of the securities. The initial public offering price of the securities includes the underwriting discount and commission and the structuring and development costs indicated on the cover page of this pricing supplement and the estimated cost of hedging our obligations under the securities.

We have hedged our obligations under the securities through an affiliate of Wells Fargo Securities, LLC and one or more of our affiliates, and we may in the future adjust our hedge.  Our cost of hedging will include the projected profit that such counterparties expect to realize in consideration for assuming the risks inherent in hedging our obligations under the securities. Because hedging our obligations entails risk and may be influenced by market forces beyond our or our counterparties’ control, this hedging may result in a profit that is more or less than expected, or could result in a loss.

We have no obligation to engage in any manner of hedging activity and will do so solely at our discretion and for our own account. No holder of the securities will have any rights or interest in our hedging activity or any positions we or any counterparty may take in connection with our hedging activity.

The hedging activity discussed above and the underwriting discount and commission and structuring and development costs may adversely affect the market value of the securities from time to time and the maturity payment amount you will receive on the securities at maturity. See “Risk Factors — Hedging transactions may affect the return on the securities”, “— The inclusion of the underwriting discount and commission and the structuring and development costs in the initial public offering price of the securities and certain hedging costs are likely to adversely affect the price at which you can sell your securities” and “— Potential conflicts of interest could arise” for a discussion of these adverse effects.

SUPPLEMENTAL PLAN OF DISTRIBUTION

The securities are being purchased by Wells Fargo Securities, LLC (the agent) as principal, pursuant to a distribution agreement between the agent and us. The agent has agreed to pay certain of our out-of-pocket expenses of the issue of the securities.

From time to time, the agent and its affiliates have engaged, and in the future may engage, in transactions with and performance of services for us for which they have been, and may be, paid customary fees. In particular, an affiliate of the agent will be our swap counterparty for a hedge relating to our obligations under the securities.

In the future, the agent and its affiliates may repurchase and resell the offered securities in market-making transactions, with resales being made at prices related to prevailing market prices at the time of resale or otherwise.

The agent has committed to purchase all of these securities in the initial public offering of the securities if any are purchased.

The agent has offered the securities in part directly to the public at the public offering price set forth on the cover page of this pricing supplement and in part to Wells Fargo Advisors, LLC (WFA) and Wells Fargo Advisors Financial Network, LLC or certain securities dealers at such price less a selling concession of $25.00 per security.

After the initial public offering of the securities is completed, the public offering price and concessions may be changed by the agent.

The underwriting discount and commission and the structuring and development costs total $43.61 per $1,000 principal amount of the securities. In addition to any sales concession paid to WFA, WFA will also receive $0.93 of the structuring and development costs discussed on the cover page hereof for each $1,000 note it sells.

The public offering price of the securities includes the underwriting discount and commissions and the structuring and development costs received by Wells Fargo Securities, LLC. We have hedged our obligations through an affiliate of Wells Fargo Securities, LLC and one of our affiliates.  Our cost of hedging will include the projected profit that such counterparties expect to realize in consideration for assuming the risks inherent in hedging our obligations under the securities. Because hedging our obligations entails risks and may be influenced by market forces beyond the counterparties’ control, such hedging may result in a profit that is more or less than expected, or could result in a loss. See “Use of Proceeds and Hedging” on page PS-45.

Proceeds to be received by Royal Bank of Canada in this offering will be net of the underwriting discount, commission and expenses payable by Royal Bank of Canada.

The securities are new issues of securities with no established trading markets. We have been advised by the agent that the agent intends to make a market in the securities. However the agent is not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the securities.

Settlement for the securities will be made in immediately available funds. The securities will be in the Same Day Funds Settlement System at DTC and, to the extent the secondary market trading in the securities is effected through the facilities of such depositary, such trades will be settled in immediately available funds.

Royal Bank of Canada has agreed to indemnify the agent against certain liabilities, including liabilities under the Securities Act of 1933.

This pricing supplement and the attached prospectus and prospectus supplement may be used by Wells Fargo Securities, LLC or an affiliate of Wells Fargo Securities, LLC in connection with offers and sales related to market-making or other transactions in the securities.  Wells Fargo Securities, LLC or an affiliate of Wells Fargo Securities, LLC may act as principal or agent in such transactions. Such sales will be made at prices related to prevailing market prices at the time of sale or otherwise.

No action has been or will be taken by Royal Bank of Canada, the agent or any broker-dealer affiliates of either Royal Bank of Canada or the agent that would permit a public offering of the securities or possession or distribution of this pricing supplement or the accompanying prospectus and prospectus supplement in any jurisdiction, other than the United States, where action for that purpose is required. No offers, sales or deliveries of the securities, or distribution of this pricing supplement or the accompanying prospectus supplement and prospectus, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on Royal Bank of Canada, the agent or any broker-dealer affiliates of either Royal Bank of Canada or the agent.

For the following jurisdictions, please note specifically:

Argentina

Royal Bank of Canada U.S. Medium-Term Notes program and the related offer of securities and the sale of securities under the terms and conditions provided herein does not constitute a public offering in Argentina. Consequently, no public offering approval has been requested or granted by the Comisión Nacional de Valores, nor has any listing authorization of the securities been requested on any stock market in Argentina.

Brazil

The securities may not be offered or sold to the public in Brazil. Accordingly, this pricing supplement and the accompanying prospectus supplement and prospectus have not been submitted to the Comissão de Valores Mobiliáros for approval. Documents relating to this offering may not be supplied to the public as a public offering in Brazil or be used in connection with any offer for subscription or sale to the public in Brazil.

Chile

The securities have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile. No offer, sales or deliveries of the securities, or distribution of this pricing supplement or the accompanying prospectus supplement and prospectus, may be made in or from Chile except in circumstances that will result in compliance with any applicable Chilean laws and regulations.

Mexico

The securities have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico. This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

Paraguay

This is a private and personal offering. The securities offered have not been approved by or registered with the National Securities Commission (Comisión Nacional de Valores) and are not part of a public offering as defined by the Paraguayan Securities Law. The information contained herein is for informational and marketing purposes only and should not be taken as an investment advice.